                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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


          PRELIMINARY COPY -- SUBJECT TO COMPLETION, DATED MAY 9, 1997


GREAT WESTERN LOGO


                                                                     May  , 1997


Dear Great Western Stockholder:


     As you undoubtedly know, it has been a very eventful past few months for Great Western Financial Corporation. Fortunately, it appears that we are moving towards a rapid conclusion, with Great Western's Annual Meeting of Stockholders scheduled for June 13, 1997 and a vote on the strategic merger with Washington Mutual, Inc. scheduled to be held at a separate Special Meeting of Stockholders
on                , 1997. The accompanying proxy statement relates only to the
Annual Meeting; stockholders are being provided separately with detailed information concerning the pending merger with Washington Mutual.



     H. F. Ahmanson & Company is sending you its own proxy solicitation materials in an effort to place three of its designees on your Board of Directors. Ahmanson also is soliciting in support of five separate amendments to your By-laws. All of this is clearly part of Ahmanson's effort to pursue its own proposal to acquire Great Western.



     Your vote at this year's Annual Meeting is especially important. As we move forward towards completion of the Washington Mutual merger, which requires action by stockholders of both Great Western and Washington Mutual, it is important to keep in place your independent Board of Directors -- a Board that has consistently demonstrated its commitment to acting in your best interests.



     Despite the fact that under state law directors have fiduciary duties to all stockholders, we think it is fairly obvious that Ahmanson's nominees, if elected, would serve with one goal in mind -- furthering Ahmanson's interests and not yours. In this connection, it is significant that Ahmanson has agreed to indemnify each of its nominees to the "fullest extent permitted by applicable law" if they breach their fiduciary duties to you.


     Ahmanson's Chief Executive Officer, Charles R. Rinehart, recently was quoted as describing his hostile pursuit of Great Western as follows: "To me, it's a lot like World War I." It's time to let Mr. Rinehart know that his "war" is over. He should go back and tend to the business of his own company. We should move forward with the completion of our merger with Washington Mutual.

     You can help reject Ahmanson's attempts to impede the Washington Mutual merger by signing, dating and returning the enclosed GOLD proxy card today.

     We thank you for your continued trust and support.

                                         Sincerely,

        /s/ JOHN F. MAHER                /s/ JAMES F. MONTGOMERY
        John F. Maher                    James F. Montgomery
        President and Chief              Chairman of the Board
        Executive Officer

         If you have any questions, please call our proxy solicitor:

                       [GEORGESON & COMPANY INC. LOGO]

                         CALL TOLL FREE: 800-223-2064

                 Banks and Brokers call collect: 212-440-9800

          PRELIMINARY COPY -- SUBJECT TO COMPLETION, DATED MAY 9, 1997


                               GREAT WESTERN LOGO

                               ------------------

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 13, 1997

                               ------------------


     The annual meeting of stockholders (the "Annual Meeting") of Great Western Financial Corporation (the "Company") will be held at the Company's Employee Center at 19809 Prairie Street, Chatsworth, California 91311, on June 13, 1997, at 2:00 p.m., local time, to vote on the following:


        1. The election of four members to the Board of Directors for a term of three years;

        2. A By-law amendment proposed by H. F. Ahmanson & Company ("Ahmanson") relating to the calling of special meetings of stockholders;

        3. A By-law amendment proposed by Ahmanson relating to the filling of vacancies on the Board of Directors;

        4. A By-law amendment proposed by Ahmanson relating to the membership of any executive or comparable committee of the Board of Directors;

        5. A By-law amendment proposed by Ahmanson relating to a requirement that certain information be included in notices of meetings of the Board of Directors;

        6. A By-law amendment proposed by Ahmanson relating to the subsequent amendment of any By-law amendments adopted at the Annual Meeting;


        7. A non-binding advisory stockholder resolution relating to the sale of uninsured investment products by Great Western's bank; and


        8. Such other matters as may properly come before the Annual Meeting.

     Enclosed is the Company's Proxy Statement describing the matters to be voted upon at the Annual Meeting. Reference is made to the Proxy Statement for the complete text of each of the proposed By-law amendments and the advisory resolution (Proposals 2 through 7) identified above.

     Stockholders of record at the close of business on May 9, 1997 are entitled to notice of and to vote at the Annual Meeting.

     Your vote is important. Whether or not you plan to attend, we urge you to SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD IN THE ENVELOPE PROVIDED, in order that as many shares as possible will be represented at the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person, you will be able to do so and your vote at the Annual Meeting will revoke any proxy you may submit.

                                          J. Lance Erikson,
                                          Secretary


May   , 1997


            If you have any questions about voting your shares or require assistance, please call Georgeson & Company Inc., the firm assisting the Company in the solicitation of proxies for the Annual Meeting, at the phone numbers shown below:

                       [GEORGESON & COMPANY INC. LOGO]

                              WALL STREET PLAZA
                           NEW YORK, NEW YORK 10005

                        CALL TOLL FREE: (800) 223-2064

                BANKS AND BROKERS CALL COLLECT: (212) 440-9800

          PRELIMINARY COPY -- SUBJECT TO COMPLETION, DATED MAY 9, 1997


                               GREAT WESTERN LOGO
                               ------------------

                                PROXY STATEMENT
                                    FOR THE
                              1997 ANNUAL MEETING
                                OF STOCKHOLDERS
                               ------------------

                                  INTRODUCTION


     This Proxy Statement is furnished by the Board of Directors (the "Board") of Great Western Financial Corporation, a Delaware corporation ("Great Western" or the "Company"), to the holders of outstanding shares ("Common Shares") of the Company's common stock, par value $1.00 per share, in connection with the solicitation of proxies by the Board for use at the Annual Meeting of Stockholders, and at any adjournments, postponements or reschedulings thereof (the "Annual Meeting"). The Annual Meeting is scheduled to be held at the Company's Employee Center at 19809 Prairie Street, Chatsworth, California 91311, on June 13, 1997, at 2:00 p.m., local time. At the Annual Meeting, the Company's stockholders will be asked to (i) elect four Class II directors to the Board,
(ii) vote on five separate amendments to Great Western's By-laws (collectively, the "Ahmanson Proposals"), all of which have been proposed by H. F. Ahmanson & Company ("Ahmanson"), (iii) vote on a non-binding advisory stockholder resolution (the "Stockholder Resolution") relating to the sale of uninsured investment products by Great Western's bank, and (iv) transact such other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying GOLD proxy card are first being sent or given to holders of
Common Shares on or about May   , 1997.



     On February 18, 1997, Ahmanson (i) publicly proposed a merger between Great Western and Ahmanson pursuant to which the Common Shares would be converted into the right to receive 1.05 common shares of Ahmanson (the "Original Ahmanson Merger Proposal"), (ii) announced its intention to solicit consents in support of certain proposals (the "Ahmanson Consent Solicitation"), and (iii) announced its intention to solicit proxies in connection with the Annual Meeting in support of the election of three nominees selected by Ahmanson (the "Ahmanson Nominees") to Great Western's Board and in support of certain proposals. Thereafter, Great Western entered into a strategic merger agreement (the "Merger Agreement") with Washington Mutual, Inc. ("Washington Mutual"), dated as of March 5, 1997, pursuant to which Great Western would be merged with and into a subsidiary of Washington Mutual and the Common Shares would be converted into the right to receive 0.9 common shares of Washington Mutual (the "Washington Mutual Merger"). On March 17, 1997, Ahmanson revised the Original Ahmanson Merger Proposal to provide that the Common Shares would be converted into the right to receive not less than 1.1 nor more than 1.2 common shares of Ahmanson (as so revised, the "Ahmanson Merger Proposal").



     A DETAILED DISCUSSION OF THE ORIGINAL AHMANSON MERGER PROPOSAL ANNOUNCED ON FEBRUARY 18, 1997, THE WASHINGTON MUTUAL MERGER AS PROVIDED FOR IN THE MERGER AGREEMENT DATED AS OF MARCH 5, 1997, AND THE AHMANSON MERGER PROPOSAL ANNOUNCED MARCH 17, 1997, INCLUDING THE VARIOUS FACTORS CONSIDERED BY THE BOARD IN CONNECTION THEREWITH, A DISCUSSION OF THE OPINIONS OF GREAT WESTERN'S FINANCIAL ADVISORS WITH RESPECT TO THE WASH-

INGTON MUTUAL MERGER AND DISCLOSURE CONCERNING RISK FACTORS IN CONNECTION WITH THE WASHINGTON MUTUAL MERGER WILL BE CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS OF GREAT WESTERN AND WASHINGTON MUTUAL (THE "JOINT PROXY STATEMENT/PROSPECTUS") RELATING TO THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF GREAT WESTERN STOCKHOLDERS AT WHICH THE WASHINGTON MUTUAL MERGER WILL BE VOTED UPON. THE JOINT PROXY STATEMENT/PROSPECTUS WILL BE PROVIDED TO GREAT WESTERN STOCKHOLDERS AS SOON AS PRACTICABLE AND PRIOR TO THE DATE OF THE ANNUAL MEETING.



     THE WASHINGTON MUTUAL MERGER. The Board made its decision to enter into the Merger Agreement with Washington Mutual after careful deliberations at meetings held on March 4 and 5, 1997 at which the Board reviewed, with the assistance of Great Western's management and legal and financial advisors, among other things, a summary of management's due diligence findings concerning Washington Mutual, presentations by management and its financial advisors concerning the Washington Mutual proposal and the Original Ahmanson Merger Proposal (but not the Ahmanson Merger Proposal which was announced on March 17,
1997), the terms of the definitive Merger Agreement and the financial advisors' fairness opinions. The Board believes that the Washington Mutual Merger represents a unique opportunity to create one of the premier consumer banking franchises on the West Coast. As a result of the Washington Mutual Merger, the combined company would rank as the third largest banking organization in the western United States and the twelfth largest in the United States, with over 1,500 retail and business banking, consumer lending and mortgage lending offices located in 36 states and serving an estimated 4.1 million households. The combined company would have a strong deposit market share in Washington, Oregon, Utah and the key consumer banking state of California, as well as a strong market presence in parts of Florida. The combined company also would rank as one of the largest originators and servicers of residential mortgage loans in the United States, giving it the economies of scale and efficiencies to compete effectively in the rapidly consolidating financial services industry. The Board further believes that the combined company will create stockholder value with low integration risks. In particular, the Board noted (i) Washington Mutual's proven record of achieving cost savings, operating efficiencies and revenue enhancements in connection with the integration of acquired companies and the likelihood that such cost savings, operating efficiencies and revenue enhancements would be available to Great Western and Washington Mutual as a combined institution; (ii) that Washington Mutual and the Company have common information systems which should greatly facilitate the integration of the two companies' operations and the achievement of cost savings and operating efficiencies at a minimal cost and on a timely basis; and (iii) its belief regarding the impact of the Washington Mutual Merger on Great Western's employees relative to their response to a transaction with Ahmanson, particularly the low employee morale among Great Western employees concerning a merger with Ahmanson, which the Board believed was attributable to public statements by Charles Rinehart, Ahmanson's Chairman and Chief Executive Officer, relating to Ahmanson's intentions regarding such employees. The Board also considered, among other things, the fact that although Washington Mutual has a history of dividend increases (in contrast to Ahmanson which has not increased its dividend since 1987), on a current historical pro forma basis, the dividend for Great Western stockholders would be higher in a merger with Ahmanson than in a merger with Washington Mutual.



     Based on the closing market prices of Washington Mutual common shares and Ahmanson common shares on March 4, 1997, the last trading day prior to the date of the Merger Agreement, the nominal implied value per Common Share under the Washington Mutual Merger was $47.87 and under the Original Ahmanson Merger Proposal was $43.44. By approving the Washington Mutual Merger on March 5, 1997, the Board helped create, as of such date, literally hundreds of millions of dollars of additional value for Great Western stockholders. For information relating to the nominal implied value per Common Share under the Ahmanson Merger Proposal, see "Board Consideration of the Ahmanson Merger Proposal" below.



     In making its decision with respect to the Original Ahmanson Merger Proposal and the Washington Mutual Merger on March 5, 1997, the Board also considered several factors relating to Ahmanson, certain of which are highlighted in this paragraph. The Board reviewed (i) the strategy, business, operations, earnings and financial condition of Ahmanson on both a historical and a prospective basis and (ii) the historical stock price performance of Ahmanson common shares. In this regard, the Board noted that over the course of the past five years, Ahmanson has experienced relatively flat growth in earning assets and that loans and deposits had decreased. The Board also noted that Ahmanson has pursued different strategies than Great Western, including a strategy of consolidating its operations in California rather than attempting to diversify geographic risk. The Board also noted that a merger with Ahmanson would hinder many of the initiatives implemented by Great Western over the past few years in order to become more "bank-like." In particular, the Board observed that Ahmanson has had a business strategy that emphasized, and continues to emphasize, stock repurchases and other financial strategies rather than core business growth. The Board also reviewed commonly-used financial benchmarks that demonstrated that Washington Mutual had a higher level of asset quality, higher reserve coverage ratio, higher capital ratios, a better efficiency ratio (excluding amortization of intangibles and non-recurring items), a higher net interest margin and a greater rate of growth in earning assets, loans and deposits.


     THE BOARD'S CONSIDERATION OF THE AHMANSON MERGER PROPOSAL. On March 25, 1997, the Board met with its legal and financial advisors to consider the Ahmanson Merger Proposal, and determined not to authorize Great Western management to provide information to, or engage in negotiations or discussions with, Ahmanson. In reaching this determination, the Board considered, with the assistance of Great Western's management and legal and financial advisors, the factors previously taken into account in approving the Washington Mutual Merger as well as additional factors, including: (i) the Board's review of the terms of the Ahmanson Merger Proposal; (ii) the Board's review of Ahmanson's projections with respect to the amount of its share repurchase plan and the anticipated cost savings and revenue enhancements available to Great Western and Ahmanson as a combined institution; (iii) the Board's concern that Ahmanson's projected net income to common stock for the period of October 1, 1997 through December 31, 1999, would be insufficient to cover the cost of Ahmanson's projected share repurchases and dividends for common stock for the same period, and that, as a result, Ahmanson's pro forma capital position would be further weakened; (iv) the financial presentation of its financial advisors; (v) the terms of the Merger Agreement that prohibit negotiations with Ahmanson unless the Board "after having consulted with and considered the advice of its financial advisors and outside counsel, has determined in good faith that the failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the Board" and, after consultation with its financial advisors and outside counsel, the absence of such a determination by the Board; (vi) that the Board had made a determination to pursue a strategic business combination with Washington Mutual, rather than a sale of Great Western, and that no factors or combination of factors (including the recognition that, during the period of March 17 through March 24, 1997, the then current nominal implied value of the Ahmanson Merger Proposal was between 3 and 4.5% higher than that of the Washington Mutual Merger, although over certain longer periods the nominal implied value of the Ahmanson Merger Proposal had been essentially the same as, or lower than, the nominal implied value of the Washington Mutual Merger) had come to its attention that altered its conclusion that Washington Mutual was a more compelling strategic merger partner than Ahmanson; and (vii) that the Board recognized its duty, and its continuing ability, to engage in careful, informed and disinterested decisionmaking for the purpose of advancing the best interests of the Great Western stockholders.



     Based on the closing market prices of Washington Mutual common shares and Ahmanson common shares on March 17, 1997, the day that Ahmanson announced the Ahmanson Merger Proposal, the nominal implied value per Common Share under the Washington Mutual Merger was $46.01 and under the Ahmanson Merger Proposal was $47.70. Based on the closing market prices of Washington Mutual common shares
and Ahmanson common shares on May   , 1997, the nominal implied value per Common
Share under the Washington Mutual Merger was $     and under the Ahmanson Merger
Proposal was $     . GREAT WESTERN STOCKHOLDERS ARE NOT BEING ASKED TO VOTE UPON
THE WASHINGTON MUTUAL MERGER AT THE ANNUAL MEETING. GREAT WESTERN STOCKHOLDERS WILL CONSIDER AND VOTE UPON THE WASHINGTON MUTUAL MERGER AT A SEPARATE SPECIAL MEETING OF STOCKHOLDERS OF GREAT WESTERN AND, IN CONNECTION THEREWITH, GREAT WESTERN STOCKHOLDERS WILL BE PROVIDED WITH THE JOINT PROXY STATEMENT/PROSPECTUS.



     THE AHMANSON CONSENT SOLICITATION. On March 3, 1997, Ahmanson commenced the Ahmanson Consent Solicitation and sought consents from Great Western stockholders to approve five proposals. That same day, pursuant to Great Western's By-laws, the Board fixed March 13, 1997 as the record date for these five proposals. On March 17, 1997 (concurrently with its revision of the Original Ahmanson Merger Proposal and subsequent to the announcement of the Washington Mutual Merger), Ahmanson withdrew two of the five proposals and commenced a solicitation of consents for two new proposals (the "New Ahmanson Consent Proposals"), in addition to proposals 3, 4 and 5 of the Ahmanson Consent Solicitation as originally commenced. To date, Great Western has not received a request from Ahmanson to fix a record date with respect to the New Ahmanson Consent Proposals and, accordingly, no such record date has been so fixed. See "LITIGATION."

     On April 9, 1997, Ahmanson presented to the Company consents which Ahmanson claimed represented consents from a majority of the outstanding Common Shares for adoption of three of the five Ahmanson proposals. One of the proposals for which Ahmanson presented consents would amend the Company's By-laws to require that the Company's annual meeting of stockholders be held on the fourth Tuesday in April or within two weeks thereof (the "Annual Meeting By-law"). This year, the fourth Tuesday in April is April 22, 1997 and the fourteenth day thereafter is May 6, 1997. On April 11, 1997, Ahmanson presented to the Company consents which Ahmanson claimed represented consents from a majority of the outstanding Common Shares for adoption of one of the two New Ahmanson Consent Proposals.


     The consents presented by Ahmanson and the revocations of consent received by Great Western were turned over to independent inspectors of election. After the independent inspectors reported the results of their preliminary tabulation as of April 9 with respect to proposals 3, 4 and 5 of the Ahmanson Consent Solicitation, which indicated that those proposals had been adopted, Great Western identified a voting irregularity involving the double voting of more than five million Common Shares held by a major institutional stockholder. That stockholder promptly sent a letter to the independent inspectors stating that approximately 5.2 million of its shares "represent a duplicate vote" and requesting that such duplicate vote be disregarded. Ahmanson insisted that the independent inspectors were not authorized to take cognizance of the letter from the major institutional stockholder and that the shares be counted twice. The independent inspectors took the position that they are not empowered to address the double vote issue. On April 28, 1997, the independent inspectors certified that Ahmanson had received consents representing a majority of the outstanding Common Shares with respect to proposals 3, 4 and 5 as of April 9, 1997. On that same day Great Western filed suit in the Court of Chancery of the State of Delaware seeking an order declaring, among other things, that there was an overvote entitling the independent inspectors to consider extrinsic evidence concerning the double-voted shares. See "LITIGATION." On May 1, 1997, Great Western and Ahmanson each requested that the independent inspectors retabulate the vote without giving effect to the double-counted shares and recertify the results of the Ahmanson Consent Solicitation. On May 5, 1997, the independent inspectors completed a second tabulation regarding certain of Ahmanson's proposals, certifying that, as of April 9, 1997, Ahmanson had received consents representing a majority of the outstanding Common Shares with respect to proposal 3. Also, on May 5, 1997, the independent inspectors reported on a
preliminary basis, and on May   , 1997 the independent inspectors certified,
that Ahmanson received unrevoked consents representing a majority of the
outstanding Common Shares with respect to proposals 4 and 5 as of April   ,
1997.


     In light of the dispute between Great Western and Ahmanson as to whether a record date exists with respect to the New Ahmanson Consent Proposals, the independent inspectors have not tabulated the results of the solicitation with respect to such proposals. Under Great Western's By-laws, any stockholder of Great Western seeking to have Great Western's stockholders authorize or take corporate action by written consent must, by written notice to Great Western's Secretary, request that the Board fix a record date. The Board is then required, within ten days after the date on which such request is received, to adopt a resolution fixing the record date. Under Section 213 of the Delaware General Corporation Law ("DGCL") and Section 11 of Great Western's By-laws, the record date must be within ten days of the date of the resolution fixing the record date. Ahmanson has never requested the setting of a record date with respect to the New Ahmanson Consent Proposals. Pursuant to the Company's By-laws, a record date will be fixed by the Board upon Ahmanson's written request that such a date be fixed.


     Even though the independent inspectors certified on May 5, 1997 that, as of April 9, 1997, consents from a majority of the outstanding Common Shares have been presented to the Company with respect to the Annual Meeting By-law, Rule 14a-13 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company to disseminate broker search cards at least 20 business days prior to the record date for the Annual Meeting and New York Stock Exchange rules recommend that a listed company, such as Great Western, allow a minimum of 30 days from the record date to the stockholder meeting date for the solicitation of proxies. Therefore, in light of the relevant timing constraints, rules and regulations governing the Company and practical considerations relating to the time required for dissemination of proxy materials to beneficial owners of Common Shares, the time required for the solicitation of proxies as well as the time necessary to permit meaningful deliberation by holders of Common Shares and the return of proxies by both record and beneficial owners of Common Shares, on April 10, 1997 the Board scheduled the Annual Meeting for June 13, 1997 and fixed May 9, 1997 as the record date for holders of Common Shares entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). On April 9, 1997, Ahmanson filed a Complaint in the Court of Chancery of the State of Delaware seeking an order compelling Great Western to hold the Annual Meeting on or before May 6, 1997. See "LITIGATION." On May 8, 1997, Ahmanson publicly announced that it would no longer seek to advance the date of the Annual Meeting.

                            ------------------------


     The Board strongly urges Great Western stockholders to vote FOR the Board's nominees on the enclosed GOLD proxy card. The Board also strongly recommends that Great Western stockholders reject the Ahmanson Nominees. Great Western recognizes that if the Ahmanson Nominees are elected as directors, state law would require that they exercise their fiduciary duties in the interests of all Great Western stockholders. Nonetheless, Great Western believes, despite Ahmanson's protestations to the contrary, that the Ahmanson Nominees, selected solely by Ahmanson, can be expected to serve Ahmanson's interests, support the Ahmanson Merger Proposal, and seek to impede the consummation of the Washington Mutual Merger. The Board believes that the Ahmanson Nominees are not committed to independent representation of all Great Western stockholders. Ahmanson has agreed to make a cash contribution of $15,000 on behalf of each Ahmanson Nominee to a charitable organization designated by such nominee in connection with his agreement to serve as an Ahmanson Nominee. Ahmanson has also agreed to pay each Ahmanson Nominee's out-of-pocket expenses in connection with its solicitation. Further, Ahmanson has agreed to indemnify and hold harmless each Ahmanson Nominee to the fullest extent permitted by law for any liabilities or expenses incurred by such nominee in connection with being a nominee for election to the Board and in connection with being a director of Great Western if elected. Further, only one of the Ahmanson Nominees (who owns 332 Common Shares) is a stockholder of the Company (compared to the Board Nominees (as defined below), who are all stockholders of the Company and who own, in the aggregate, 829,132 Common Shares). In its preliminary proxy statement, Ahmanson states that the Ahmanson Nominees, if elected, have committed to seek to convince the other Great Western directors to consider the Ahmanson Merger Proposal and any other third-party proposals to acquire Great Western. As reported by the press, on April 21, 1997, Charles Rinehart, Ahmanson's Chairman and CEO, stated that Ahmanson's proposal to elect three directors to Great Western's Board was key to Ahmanson's plan to take over Great Western. In light of these factors, the Board believes the Ahmanson Nominees will look after Ahmanson's interests and not the interests of Great Western's stockholders. AT THIS CRITICAL TIME, IT IS VITAL THAT THE COMPANY CONTINUE TO HAVE IN PLACE AN INDEPENDENT BOARD OF
DIRECTORS -- ONE THAT WILL CONTINUE TO ACT IN THE BEST INTEREST OF ALL THE COMPANY'S STOCKHOLDERS AND NOT BE INFLUENCED BY THE GOALS BEING PURSUED BY AHMANSON.


     Your Board has nominated as Class II directors, Bradford M. Freeman, Firmin
A. Gryp, James F. Montgomery and Alberta E. Siegel (the "Board Nominees"). Each of the Board Nominees, except Bradford M. Freeman, is presently a Director and has served continuously since first elected. YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE BOARD NOMINEES AND AGAINST THE AHMANSON PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE ENCLOSED GOLD PROXY CARD, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED THEREIN. IF NO DIRECTION IS MADE, THE GOLD PROXY WILL BE VOTED (I) "FOR" THE BOARD NOMINEES, (II) "AGAINST" EACH OF THE AHMANSON PROPOSALS, (III) "AGAINST" THE STOCKHOLDER RESOLUTION, AND (IV) IN THE DISCRETION OF PROXY HOLDERS NAMED ON THE PROXY CARD WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                                  IMPORTANT

     WHETHER OR NOT YOU HAVE ALREADY RETURNED A PROXY CARD, PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD IN THE ENCLOSED PRE-PAID ENVELOPE TODAY. BE SURE TO VOTE ONLY ON THE GOLD PROXY CARD. WE URGE YOU NOT TO SIGN ANY PROXY CARD YOU RECEIVE FROM AHMANSON, EVEN AS A PROTEST VOTE AGAINST AHMANSON.

     IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BROKER OR BANKER CAN VOTE YOUR COMMON SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A GOLD PROXY CARD ON YOUR BEHALF TODAY IN ACCORDANCE WITH YOUR BOARD'S RECOMMENDATIONS.

     IF YOU HAVE ALREADY SENT A PROXY CARD TO AHMANSON, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE BOARD'S NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD PROMPTLY. IT IS THE LATEST DATED PROXY WHICH COUNTS.

     IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL GEORGESON & COMPANY INC., THE FIRM ASSISTING GREAT WESTERN IN THIS SOLICITATION, AT THE PHONE NUMBERS SHOWN BELOW:

                       [GEORGESON & COMPANY INC. LOGO]

                              WALL STREET PLAZA
                           NEW YORK, NEW YORK 10005

                        CALL TOLL FREE: (800) 223-2064

                 BANKS & BROKERS CALL COLLECT: (212) 440-9800

                   INFORMATION CONCERNING THE ANNUAL MEETING

RECORD DATE; VOTE REQUIRED

     Record Date. The Board has fixed May 9, 1997, at the close of business, as the Record Date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Common Shares at the close of business on that date are entitled to vote. The stock transfer books will not be closed.

     Shares Entitled to Vote. The Common Shares are the only class of securities of the Company authorized to vote at the Annual Meeting. As of the
close of business on May 9, 1997, there were           Common Shares
outstanding. Each Common Share is entitled to one vote. Under the Company's Certificate of Incorporation and applicable law, a stockholder is not entitled to cumulate his or her votes in the election of directors.

     Quorum; Vote Required for Election of Directors. Under the Company's By-laws, the holders of a majority of the outstanding Common Shares present in person or by proxy constitute a quorum. The Company's By-laws provide that the holders of a majority of the Common Shares present and entitled to vote at the Annual Meeting shall have the power to act. Accordingly, each director must be elected by the affirmative vote of the holders of a majority of the Common Shares present and entitled to vote at the Annual Meeting. Under applicable Delaware law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. Abstentions or votes to withhold authority will be counted as Common Shares present at the Annual Meeting and will have the same effect as a vote against the Board Nominees.

     Vote Required for Ahmanson Proposals and the Stockholder
Resolution. Assuming a quorum is present, approval of each of the Ahmanson Proposals and the Stockholder Resolution requires the affirmative vote of the holders of a majority of the Common Shares present and entitled to vote at the Annual Meeting. Under applicable Delaware law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of each of the Ahmanson Proposals and the Stockholder Resolution. Abstentions will be counted as Common Shares present at the Annual Meeting and will have the same effect as a vote against each such proposal.

PROXIES

     The GOLD proxy card, solicited by the Board, is enclosed for your use in connection with the Annual Meeting. Common Shares represented by properly executed proxies received at or prior to the Annual Meeting will be voted in accordance with the instructions thereon. Executed proxies solicited by the Board with no instructions thereon will be voted (i) "FOR" the Board Nominees,
(ii) "AGAINST" each of the Ahmanson Proposals, and (iii) "AGAINST" the Stockholder Resolution. It is not anticipated that any other matters will be brought before the Annual Meeting. However, the enclosed GOLD proxy card gives discretionary authority to the proxy holders named thereon should any other matters be presented to the Annual Meeting, and it is the intention of such proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

     Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.


     The cost of the solicitation of proxies will be borne by the Company. The Company estimates that the total expenditures in connection with such solicitation (including the fees and expenses of the Company's attorneys, public relations advisers and proxy solicitors, and advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees), will be approximately $1,750,000, of which approximately $200,000 has been spent to date. Directors, officers and other employees of the Company may, without additional compensation, solicit proxies by mail, in person, by telecommunication or by other electronic means.

     The Company has retained Georgeson & Company Inc. ("Georgeson"), at an estimated fee of $100,000, and Alan M. Miller, at a fee of up to $125,000, plus, in each case, reasonable out-of-pocket expenses, to assist in the solicitation of proxies, as well as to assist the Company with its communications with its stockholders with respect to, and to provide other services to the Company in connection with, the Company's response to the Ahmanson Merger Proposal. Approximately 100 persons will be utilized by Georgeson in its efforts. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Shares. The Company has agreed to indemnify each of Georgeson and Mr. Miller against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws.


     The Company has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Washington Mutual Merger, as well as the Ahmanson Merger Proposal. Great Western has agreed to pay each of Goldman Sachs and Merrill Lynch (i) a retainer of $1 million, (ii) a fee of $8.8 million upon execution of the Merger Agreement, and (iii) a fee of 0.25% of the aggregate value of the consideration to be paid pursuant to the Washington Mutual Merger upon consummation of the Washington Mutual Merger against which the fees set forth in clauses (i) and
(ii) of this sentence will be credited. Great Western has also agreed to reimburse Goldman Sachs and Merrill Lynch for their reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify Goldman Sachs and Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. The Company anticipates that certain employees of each of Goldman Sachs and Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of the Company for the purpose of assisting in the solicitation of proxies. Neither Goldman Sachs nor Merrill Lynch will receive any additional fee in connection with such soliciting activities by their respective employees, apart from the fees and expenses each of them is otherwise entitled to receive as described above. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in
Schedule 14A promulgated under the Exchange Act, in the solicitation, or that
Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In the normal course of their respective businesses, Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for their own accounts and for the accounts of their customers, which transactions may result from time to time in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of May 5, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" of 9,273 Common Shares; and (ii) net "long" of $1 million in Great Western's deposit notes. As of May 5, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" of 2,326 Common Shares; and (ii) net "long" of 1,526 of Washington Mutual's common shares. Additionally, in the normal course of their respective businesses, Goldman Sachs and Merrill Lynch finance their securities positions by bank and other borrowings and repurchase and securities borrowing transactions. To the knowledge of Great Western, none of such borrowings were intended specifically for the purpose of purchasing Great Western Securities or Washington Mutual Securities.


     The Company also anticipates that certain employees of Washington Mutual may communicate in person, by telephone or otherwise with stockholders of the Company for the purpose of assisting in the solicitation of proxies. These efforts would be in furtherance of Washington Mutual's effort to consummate the Washington Mutual Merger. Neither Washington Mutual nor Washington Mutual's employees will be compensated by the Company in connection with such solicitation activities. Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Washington Mutual Merger. Washington Mutual has agreed to pay Lehman Brothers a fee of $20 million for its services in connection with the Washington Mutual Merger, so long as the Washington Mutual Merger occurs before March 1, 1999. Washington Mutual has also agreed to reimburse Lehman Brothers for its reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain persons related to it against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. The Company anticipates that certain employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of the Company for the purpose of assisting in the solicitation of the proxies. Lehman Brothers will not receive any additional fee in connection with such soliciting activities by its employees, apart from the fees and expenses it is otherwise entitled to receive as described above. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In the normal course of its business, Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of May 5, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" of 224 of Washington Mutual's common shares; (ii) net "long" of 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" of 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "long" of 17,445 Common Shares; and (v) net "long" of 160,000 shares of Great Western's 8.30% preferred stock. Additionally, in the normal course of its business, Lehman Brothers finances its securities positions by bank and other borrowings and repurchase and securities borrowing transactions. To the knowledge of Great Western, none of such borrowings were intended specifically for the purpose of purchasing Great Western Securities or Washington Mutual Securities.


     Additional information concerning the participants in the solicitation of proxies is listed in Schedules A and B annexed hereto.

                             ELECTION OF DIRECTORS

     The Board is divided into three classes: Class I, Class II and Class III. Generally, each Director (other than those elected to fill vacancies on the Board) serves until the date of the third annual meeting following his or her election and until his or her successor is elected and qualified. The term of office for each of the Class III and Class I Directors ends on the date of the annual meetings in 1998 and 1999, respectively, and the election and qualification of their respective successors occurs on the same dates.

     Four (4) Directors of Class II will be elected at the Annual Meeting, each to hold office until the annual meeting in 2000, and until his or her respective successors are elected and qualified. Each of the Board Nominees, except Bradford M. Freeman, is presently a Director and has served continuously since first elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any of the Board Nominees named below is unable or unwilling to serve, it is expected that the proxies will be voted for such other person or persons as the Director Affairs Committee of the Board of Directors may recommend, and the proxy confers discretionary authority to do so. Proxies solicited by the Board will be voted for each of the Board Nominees listed below unless the stockholder specifies otherwise in the proxy.

                                                                                                            SHARES OWNED
                                                                                           FIRST YEAR      BENEFICIALLY AT
         NAME             AGE                 PRINCIPAL OCCUPATION                CLASS      ELECTED      MARCH 31, 1997(1)
-----------------------   ---    ----------------------------------------------   ------   -----------    -----------------
DIRECTORS TO BE ELECTED
AT THE
1997 ANNUAL MEETING
Bradford M. Freeman....   55     Partner, Freeman Spogli & Co., a privately         II                            20,000
                                 owned investment firm
Firmin A. Gryp.........   69     Retired, formerly Executive Vice President,        II         1982              103,644(2)
                                 Great Western
James F. Montgomery....   62     Chairman and former Chief Executive Officer,       II         1975              680,488(3)
                                 Great Western
Alberta E. Siegel......   66     Professor Emerita of Psychology, Stanford          II         1976               25,000(4)
                                 University School of Medicine
OTHER DIRECTORS OF THE
COMPANY
David Alexander........   64     President Emeritus and Trustees' Professor,        I          1973               22,675(4)
                                 Pomona College
H. Frederick              63     Consultant                                         I          1984               26,250(4)
  Christie.............
Stephen E. Frank.......   55     President and Chief Operating Officer, Edison     III         1993               10,750(5)
                                 International, a public utility company
Enrique Hernandez,        41     President, Inter-Con Security Systems, Inc., a    III         1993                9,250(5)
  Jr...................          worldwide provider of security and facility
                                 support services
John F. Maher..........   53     President and Chief Executive Officer, Great      III         1976              611,762(6)
                                 Western
Charles D. Miller......   69     Chairman and Chief Executive Officer, Avery        I          1981               30,460(7)
                                 Dennison Corporation, a manufacturer of
                                 self-adhesive materials and office products
Willis B. Wood, Jr.....   62     Chairman and Chief Executive Officer, Pacific     III         1990               16,750(8)
                                 Enterprises, the holding company of Southern
                                 California Gas Company

---------------
(1) Certain Directors share with their spouses voting and investment powers with respect to these shares. The percentage of shares beneficially owned by any Director does not exceed one percent of the Common Shares.

(2) Includes 21,250 shares subject to options granted to this Director under the 1988 Stock Option and Incentive Plan which are exercisable within 60 days of the Record Date and 112 shares held by the trustee under the Employee Savings Incentive Plan.

(3) Includes 570,600 shares subject to options exercisable within 60 days of the Record Date and 945 shares held by the Trustee under the Employee Savings Incentive Plan.

(4) Includes 21,250 shares subject to options granted to this Director under the 1988 Stock Option and Incentive Plan which are exercisable within 60 days of the Record Date.

(5) Includes 8,750 shares subject to options granted to this Director under the 1988 Stock Option and Incentive Plan which are exercisable within 60 days of the Record Date.

(6) Includes 396,137 shares subject to options exercisable within 60 days of the Record Date and 25 shares held by the trustee under the Employee Savings Incentive Plan.

(7) Includes 18,750 shares subject to options granted to this Director under the 1988 Stock Option and Incentive Plan which are exercisable within 60 days of the Record Date.

(8) Includes 16,250 shares subject to options granted to this Director under the 1988 Stock Option and Incentive Plan which are exercisable within 60 days of the Record Date.

     Mr. Freeman is a founding partner of Freeman Spogli & Co., a privately owned investment firm with offices in Los Angeles and New York, which was founded in 1983. He began his investment banking career in 1966 with Dean Witter Reynolds Inc. From 1975 to 1976 he directed the firm's international operations from London and returned to Los Angeles in 1976 to become the managing director of Dean Witter's southern division corporate department and to serve on its Board of Directors. Mr. Freeman is a member of the Board of Trustees of Stanford University and a Director of RDO Equipment Co. (NYSE), Koll Real Estate Services and Freeman Spogli & Co. He is a graduate of Stanford University and the Harvard Business School.

     Mr. Gryp retired from his position as Executive Vice President of Great Western and its principal subsidiary, Great Western Bank, a Federal Savings Bank ("GWB"), in 1987. He began his savings and loan career at Salinas Valley Savings-Loan Association in 1950. He was named Executive Vice President and Managing Officer of that association in 1952, a position he held until the association merged with Palo Alto Savings and Loan Association (later known as Northern California Savings, a Federal Savings and Loan Association ("NCS")) in 1969. Mr. Gryp was President, Managing Officer and a Director of NCS after that merger. He has served as President and as a Director of the Western League of Savings Institutions. He is Vice President and Director of the Community Foundation of Monterey County and President of Public Recreation Unlimited.

     Mr. Montgomery is Chairman of the Board of Directors of the Company, a position he has held since 1981. He served as Chief Executive Officer of the Company from 1979 until his retirement on December 28, 1995. Prior to becoming Chief Executive Officer, he served as a Director and President of the Company beginning in 1975, and as Chief Operating Officer from 1975-1979. Mr. Montgomery commenced his savings and loan career in 1960 with Great Western. Before rejoining Great Western, he was a Director and President of United Financial Corporation and its subsidiary, Citizens Savings and Loan Association, having served those companies from 1964 to 1975. A graduate of the University of California at Los Angeles, he is a former Chairman of America's Community Bankers and a Director of the Federal Home Loan Mortgage Corporation, the Local Initiatives Support Corporation and UCLA's Chancellor's Associates and a former director of the Federal Home Loan Bank of San Francisco. He is a Trustee of the Neighborhood Housing Services of America and the Founding Director of the Hollywood Presbyterian Medical Center. He is also a member of the Los Angeles Sports Council and the UCLA Board of Visitors.

     Dr. Siegel was Professor of Psychology, Stanford University School of Medicine, where she served on the faculty from 1963 until 1997. A graduate of Stanford University, she is past President of the Stanford Faculty Club and of the Board of the Stanford Historical Society and past Governor of Stanford Associates. She has held numerous consulting and advisory positions with federal agencies in the fields of science and health and is past Editor of the Journal Child Development, published by the Society for Research in Child Development, and co-Editor of its book Child Development Research and Social Policy. She is also past President of the Division on Developmental Psychology of the American Psychological Association and past President of the Board of the Senior Coordinating Council of Palo Alto. Dr. Siegel serves on the Professional Advisory Committees of the Peninsula Children's Center and the Children's Health Council, both of Palo Alto, and is a Trustee of the Menninger Foundation, Topeka, Kansas and a member of its Board of Directors for the Menninger Clinic. She is also Director of the Board of the Children's Television Resource and Education Center, San Francisco.

     Dr. Alexander is President Emeritus and Trustees' Professor of Pomona College and served as President of Pomona College from 1969 to 1991. He is also American Secretary of the Rhodes Scholarship Trust, and a

Trustee of the Teachers Insurance and Annuity Association, the Seaver Institute, the Woodrow Wilson National Fellowship Foundation and the Wenner Gren Foundation for Anthropological Research (New York). Dr. Alexander is Overseer of the Huntington Library, Art Collections and Gardens and Director of the Children's Hospital Los Angeles. He also served as a Director of the Los Angeles Area Chamber of Commerce and as a Director of KCET, Community Television of Southern California. A graduate of Rhodes College, he served as its President from 1965 to 1969. Dr. Alexander received his doctorate from Oxford University.

     Mr. Christie is a consultant specializing in strategic and financial planning. He retired in 1990 as President and Chief Executive Officer of The Mission Group, the non-utility subsidiaries of SCEcorp. Prior to that he served as President of Southern California Edison Company, having joined that company as a financial analyst in 1957. A graduate and post-graduate of the University of Southern California, Mr. Christie is a Director or Trustee of eighteen mutual funds((1)) advised by the Capital Research and Management Company and a Director of AECOM Technology Corporation, International House of Pancakes, Inc., Ultramar Diamond Shamrock Corporation, Southwest Water Company and Ducommun Incorporated. He is Chairman and Trustee of the Natural History Museum of Los Angeles County, and a member of the Board of Councilors for the School of Public Administration at the University of Southern California.

     Mr. Frank is President and Chief Operating Officer of Edison International (formerly, Southern California Edison). Prior to joining Edison International, Mr. Frank was President and Chief Operating Officer of Florida Power & Light Company, the principal subsidiary of the FPL Group from which he resigned in 1995. He was formerly Executive Vice President and Chief Financial Officer of TRW, Inc. and Vice President, Treasurer and Controller of GTE Corporation. A graduate of Dartmouth College and the University of Michigan Business School, Mr. Frank is a Director of Edison International, SCEcorp and the Business and Industry Political Action Committee and a former Director of FPL Group.

     Mr. Hernandez has been President of Inter-Con Security Systems, Inc., a worldwide provider of security and facility support services, since 1986, having previously served as Executive Vice President and as Vice President and Assistant General Counsel. He is also a co-founder and principal partner of Interspan Communications. Mr. Hernandez is Vice Chairman and Director of the Children's Hospital of Los Angeles, Director of McDonald's Corporation, founding Director and interim Chief Executive Officer of California Healthcare Foundation, nominee for Director of Nordstrom, Trustee of Pomona College and of Notre Dame University and former President of the Los Angeles Police Commission. Mr. Hernandez is a graduate of Harvard University and the Harvard Law School.

     Mr. Maher is the President and Chief Executive Officer of Great Western and GWB and the Chairman of the Board of GWB. He served as President and Chief Operating Officer of the Company from 1986 until his promotion to Chief Executive Officer on December 27, 1995. Before returning to the Company in 1986, he was a Managing Director of Lehman Brothers Kuhn Loeb Incorporated, an investment banking firm, and its successor, having joined that firm in 1979. Mr. Maher served as Executive Vice President, Finance of Great Western from 1973 until 1976, when he resigned to renew his association with Blyth Eastman Dillon & Co. Inc., an investment banking firm, where he served as Executive Vice President, Director and member of the Executive Committee until 1979. Mr. Maher is a Director of Baker Hughes Incorporated, a diversified provider of products and services to the petroleum and continuous process industries. A graduate of Menlo College and the Wharton School of Finance and Commerce, University of Pennsylvania, he is a Director and past President of Big Brothers of Greater Los Angeles, a member of the Board of Trustees of Trout Unlimited, a Trustee of the Cate School, a member of the California Business Roundtable, a member of the National Board of Trustees of the Boys and Girls Clubs of America and Overseer of the Huntington Library, Art Collections and Gardens.

---------------
(1) American Funds Tax-Exempt Series, American Funds Income Series, American High Income Municipal Bond Fund, American High-Income Trust, American Mutual Fund, Inc., American Variable Insurance Series, Bond Fund of America, Inc., Capital Income Builder, Inc., Capital World Bond Fund, Inc., Capital World Growth and Income Fund, Inc., Cash Management Trust of America, Intermediate Bond Fund of America, Limited Term Tax-Exempt Bond Fund of America, New Economy Fund, Tax-Exempt Bond Fund of America, Small Cap World Fund, Inc., Tax-Exempt Money Fund of America, and U.S. Treasury Money Fund of America.

     Mr. Miller is Chairman, Chief Executive Officer and Director of Avery Dennison Corporation, a manufacturer of self-adhesive materials, tapes and office products. He has served in that capacity since 1983, having joined that firm in 1964 and served as its Chief Operating Officer from 1975 to 1977 and as President and Chief Executive Officer from 1977 to 1983. A graduate of Johns Hopkins University, he also serves as Chairman of the Board of United Way of Greater Los Angeles, and as a Director of Edison International, Pacific Mutual Life Insurance Company, and Nationwide Health Properties, Inc. Mr. Miller is a Trustee of Johns Hopkins University and Occidental College and a member of the Amateur Athletic Foundation of Los Angeles and the Korn/Ferry International advisory board. He has also served as the chairman of the Los Angeles Area Chamber of Commerce.

     Mr. Wood is Chairman, Chief Executive Officer and a Director of Pacific Enterprises, the holding company of Southern California Gas Company of which he is also a Director. Mr. Wood served in various operating and staff positions, including as an executive officer of Pacific Enterprises' subsidiaries since 1960 and was named President of Pacific Enterprises in 1989, Chief Executive Officer in 1991 and Chairman in 1992. A graduate of the University of Tulsa, he is Vice Chairman of Harvey Mudd College and a Trustee of the University of Southern California and the Southwest Museum. Mr. Wood is also a Director of the California Medical Center Foundation, the Automobile Club of Southern California, the Los Angeles World Affairs Council, the National Association of Manufacturers, and the California Chamber of Commerce, as well as a member of the California Business Roundtable and the RAND Graduate School Committee of Visitors.

     Mr. John V. Giovenco, a Director since 1985, advised the Company in late 1996 that he would not stand for reelection to the Board of Directors.

     Pursuant to Rule 14a-5(c) under the Exchange Act, reference is made to Ahmanson's proxy materials relating to the Annual Meeting for information concerning the Ahmanson Nominees, which is incorporated herein by reference. Great Western is not in a position to verify the truthfulness or accuracy of such information.

BOARD COMMITTEES

     The Company has standing Audit and Finance, Compensation, Director Affairs and Public Policy Committees of the Board of Directors. Except for Mr. Maher, who serves on the Director Affairs Committee, the directors serving on these committees are not executive officers or employees of the Company.

     The Audit and Finance Committee makes recommendations to the Board of Directors regarding the selection of independent accountants, as well as the services to be performed and fees to be paid, and maintains effective communication with the accountants. The committee also reviews the scope and results of internal and external audits, and the status and effectiveness of internal controls, as well as financial statements to be included in the Company's annual reports. It reviews and concurs in the appointment or replacement of the director of internal audit and reviews and approves the Company's liquidity investment policies and asset/liability management policies. It also authorizes debt and equity financing and recommends dividend policy and action to the Board of Directors.

     The Compensation Committee reviews and recommends to the Board of Directors levels of compensation for executive officers and material terms of employment agreements for executive officers, as well as the adoption of, or major amendments to, executive and employee benefit plans. The committee also administers the Company's benefit programs for directors and executive officers, authorizes bonus awards and payments under the Company's Annual Incentive Compensation Plan for Executive Officers, and authorizes the grants of stock options, restricted stock and similar awards under the Company's Stock Incentive Plans. The committee also reviews and approves investment policy for the Company's retirement plans and savings incentive plans.

     The Director Affairs Committee evaluates, in consultation with the Chairman of the Board and Chief Executive Officer, qualifications of prospective Board members and recommends nominees for election or reelection as directors at the annual meeting of stockholders. While the Director Affairs Committee normally is able to identify from its own resources an ample number of qualified candidates, it will consider stockholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions must be sent in writing to the Secretary at the Company's address and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to consideration of his or her name by the committee. The committee will consider the age of the prospective nominee and whether he or she possesses integrity and moral responsibility, sound business judgment, good health, breadth of business or other experience, leadership in the nominee's field of endeavor, an appreciation of the role of a publicly held corporation in society, a willingness to represent the interests of all stockholders rather than the special interests of a particular group, and other qualities which facilitate an independent, consultive and deliberative Board and there must be no legal impediment to the nominee serving as a director. However, the selection of nominees of the Board remains solely within the discretion of the Board. The Company's By-laws include additional requirements regarding nominations at a stockholders' meeting of persons other than nominees of the Board of Directors. See "ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS." In addition to the foregoing, the committee recommends to the Board changes in Board compensation and makes recommendations regarding the assignment of Board members to various committees. It reviews annually with the Board the skills and characteristics of current Board members and its assessment of the Board's performance. It also monitors the Board's independence and reviews every three years, in consultation with the Chairman and Chief Executive Officer, each director's continued membership on the Board. The committee also assesses the appropriateness of continued Board membership for directors who change their existing job responsibilities.

     The Public Policy Committee reviews the Company's compliance with the Community Reinvestment Act and related fair housing and fair lending laws. It also reviews and recommends to the Board corporate policy regarding community and government relations, codes of conduct (including the Company's ethics and conflicts of interest policies), equal opportunity matters, charitable contributions and other broad social, political and public issues.

     The Board of Directors met eleven times in 1996 and the aggregate number of meetings of the Board and of the Audit and Finance, Compensation, Director Affairs and Public Policy Committees totaled 26. The members of these committees and the number of meetings held during 1996 were:

AUDIT AND FINANCE COMMITTEE         COMPENSATION COMMITTEE          DIRECTOR AFFAIRS COMMITTEE       PUBLIC POLICY COMMITTEE
        (6 meetings)                     (6 meetings)                      (1 meeting)                     (2 meetings)
Stephen E. Frank, Chairman      Willis B. Wood, Jr., Chairman     Alberta E. Siegel, Chairman       David Alexander, Chairman
David Alexander, Secretary      H. Frederick Christie             Firmin A. Gryp, Vice Chairman     Firmin A. Gryp
H. Frederick Christie           Stephen E. Frank                  David Alexander                   Enrique Hernandez, Jr.
John V. Giovenco                John V. Giovenco                  Stephen E. Frank                  Alberta E. Siegel
Firmin A. Gryp                  Enrique Hernandez, Jr.            John F. Maher
Enrique Hernandez, Jr.          Charles D. Miller                 James F. Montgomery
Charles D. Miller                                                 Willis B. Wood, Jr.
Alberta E. Siegel
Willis B. Wood, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following table shows for each member of the Compensation Committee:
(i) the largest aggregate amount of indebtedness to the Company in excess of $60,000 outstanding from January 1, 1996 to March 31, 1997; (ii) the nature of the indebtedness; (iii) the outstanding balance of the indebtedness on March 31, 1997; and (iv) the annual rate of interest charged on the indebtedness.

            NAME OF
         COMPENSATION                 LARGEST              NATURE           INDEBTEDNESS
           COMMITTEE                 AGGREGATE               OF            OUTSTANDING AT
            MEMBER                INDEBTEDNESS ($)    INDEBTEDNESS(1)    MARCH 31, 1997($)     INTEREST RATE (%)(2)
-------------------------------   ----------------    ----------------   ------------------    --------------------
H. Frederick Christie..........       769,068.70        Residential             741,808                4.71
                                      285,190.10        Residential             278,473                4.71
Stephen E. Frank...............     1,390,895.85        Residential           1,362,415                4.81
                                    1,063,300.00        Residential           1,052,602                4.81
John V. Giovenco...............       533,642.54        Residential             520,222                4.71
Enrique Hernandez, Jr..........       918,988.05        Residential             903,101                4.81
                                    1,400,000.00        Residential           1,384,214                4.81
Charles D. Miller..............     1,072,418.58        Residential           1,049,981                4.81
Willis B. Wood, Jr.............       714,366.89        Residential             698,764                4.71
                                      396,966.62        Residential             389,192                4.81

---------------
(1) Loans secured by the same residence are aggregated.

(2) Interest on these loans is generally at monthly adjustable rates equal to the Company's cost of funds plus .25%. This rate was approximately 2.22% to 2.42% below that on similar loans to the public during 1996.


The residential loans described above were made pursuant to the Company's Home Loan Program described on pages 32 and 33 and are secured by trust deeds or mortgages on the respective residences of the members of the Compensation Committee.


INDEMNIFICATION OF DIRECTORS

     The Company's By-laws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was or has agreed to become a director of the Company, or by reason of any action alleged to have been taken or omitted in such capacity, shall be indemnified by the Company against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Company's By-laws provide identical indemnification for officers of Great Western.

                               EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of the Company and GWB, and the number of Common Shares beneficially owned, directly or indirectly, by each of them on March 31, 1997. Executive officers are elected annually, have employment agreements as described below and, except for Mr. Pappas, hold the same positions with GWB as they hold with Great Western.

                                                                                              SHARES OWNED
                                                                                              BENEFICIALLY
                                                                                  OFFICER     AT MARCH 31,
           NAME               AGE                     POSITION                     SINCE        1997(1)
--------------------------    ---     ----------------------------------------    -------     ------------
John F. Maher.............    53      President and Chief Executive Officer         1986         611,762(2)
Carl F. Geuther...........    51      Vice Chairman and Chief Financial             1986         220,350(3)
                                        Officer
Michael M. Pappas.........    64      Vice Chairman and President, Consumer         1986         249,525(4)
                                        Finance Division
A. William Schenck III....    53      Vice Chairman                                 1995          68,288(5)
J. Lance Erikson..........    54      Executive Vice President, Secretary and       1982         119,959(6)
                                        General Counsel
Ray W. Sims...............    42      Executive Vice President                      1997              --
Jaynie M. Studenmund......    42      Executive Vice President                      1996          23,100(7)

---------------
(1) Certain executive officers share with their spouses voting and investment powers with respect to these shares. The percentages of shares beneficially owned by any executive officer does not exceed one percent of the Common Shares.

(2) Includes 396,137 shares subject to options exercisable within 60 days of the Record Date and 25 shares held by the Trustee under the Employee Savings Incentive Plan.

(3) Includes 179,845 shares subject to options exercisable within 60 days of the Record Date.

(4) Includes 172,500 shares subject to options exercisable within 60 days of the Record Date.

(5) Includes 49,762 shares subject to options exercisable within 60 days of the Record Date.

(6) Includes 99,010 shares subject to options exercisable within 60 days of the Record Date and 112 shares held by the Trustee under the Employee Savings Incentive Plan.

(7) Includes 12,500 shares subject to options exercisable within 60 days of the Record Date.

     As of March 31, 1997, all directors and executive officers as a group beneficially owned 2,238,251 Common Shares, or approximately 1.62% of the class.(1)

     Biographical information concerning Mr. Maher is given under the caption "ELECTION OF DIRECTORS."

     Mr. Erikson has been Executive Vice President, General Counsel and Secretary since 1986 and has been with Great Western and its predecessors for 28 years. He is in charge of the Company's Legal Division.

     Mr. Geuther became Vice Chairman in 1996 and has been Chief Financial Officer since 1986. He previously was the Chief Financial Officer of the Company's subsidiary, Aristar, Inc. ("Aristar") and has been with Great Western and Aristar for 22 years.

     Mr. Pappas became Vice Chairman in 1996 and is President of the Consumer Finance Division which was acquired as part of the Aristar acquisition in 1983. Mr. Pappas was made President of the Consumer Finance Division of Aristar in 1976 and he has been with Great Western and Aristar for 42 years.

     Mr. Schenck became Vice Chairman in 1996, after joining Great Western on August 1, 1995. Mr. Schenck is in charge of the Retail Banking, Real Estate Services and Great Western Financial Securities Corporation. Prior to joining the Company, he served as Executive Vice President of Consumer Banking at

---------------
(1) Includes options to purchase 2,013,991 shares under employee stock options which are exercisable on or within 60 days of the Record Date, and 1,219 shares held in trust under the Employee Savings Incentive Plan with respect to which such persons have the right to direct the vote.

PNC Bank Corp., a position he held since 1991. Mr. Schenck's career with PNC Bank Corp. and its predecessor, Pittsburgh National Bank, spanned 26 years.

     Ms. Studenmund joined Great Western and GWB on April 15, 1996, as an Executive Vice President and director of GWB Retail Banking Division. Her responsibilities include all branch operations in California and Florida, business banking, consumer lending, direct banking, branch administration services and marketing. Prior to joining the Company, Ms. Studenmund served as Executive Vice President and retail banking group manager at First Interstate Bank of California, a position she held since 1995. Her career with First Interstate Bank spanned 11 years and included various line and staff positions.

     Mr. Sims joined Great Western and GWB on January 6, 1997, as Executive Vice President of the Real Estate Services Division. Prior to joining the Company, Mr. Sims served as President and Chief Executive Officer of Knutson Mortgage Corporation in Minneapolis, a position he held since 1995, and as President of the Residential Express Division of GE Capital Mortgage Services, Inc., in Cherry Hill, New Jersey from 1992 until 1995. Before joining GE Capital, Mr. Sims served as President of First Prime Mortgage Corporation, a New England mortgage banking firm.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS FEES


     Mr. Maher is the only director who is an employee of Great Western. See
"-- Employment Agreements" below for a description of Mr. Maher's employment contract. Directors, other than Mr. Maher, are paid an annual retainer of $25,000 for Board service to both Great Western and GWB and combined attendance fees totalling $1,800 for each Great Western and GWB Board meeting attended. Chairpersons of committees receive an attendance fee of $1,500 for presiding over their committee meetings, vice chairs receive an attendance fee of $1,250 and committee members receive an attendance fee of $1,000. Additionally, each chairperson of a committee receives an annual fee of $3,000, vice chairs receive an annual fee of $1,500 and the secretary of the Audit and Finance Committee receives an annual fee of $2,000. Directors are also offered insurance coverage similar to that provided under the Company's health and dental plans and are provided with travel and accident insurance coverage for travel to and from Board and committee meetings at no cost to them. Mr. Maher is not paid any fees or additional remuneration for his service as a member of the Board or any committee, but he is eligible to receive benefits under the Directors' Retirement Plan, described below. The amounts referred to above do not include the economic benefit of preferential loans under the Company's Home Loan Program described on pages 32 and 33.


CONSULTING AGREEMENT WITH MR. MONTGOMERY

     Mr. Montgomery's consulting agreement with Great Western (the "Consulting Agreement"), effective December 29, 1995 for an initial term of five years (the "Consulting Period"), contemplates that Mr. Montgomery serve as Chairman of the Board of Great Western through December 31, 1997, and thereafter upon election by the Board (but he shall continue in any case to serve as a director of Great Western and GWB during the Consulting Period). Pursuant to the terms of the Consulting Agreement, during the Consulting Period, Mr. Montgomery will devote substantial time and attention as required, but no less than half time (if and to the extent requested), to promoting the business affairs and interests of Great Western and its affiliates. In addition to his compensation as a director (including non-employee director stock options under the Company's stock incentive plans, and benefits under the Director's Retirement Plan described below), Mr. Montgomery receives an annual consulting fee of $485,000. He is not entitled to receive awards under any bonus plan or incentive plan for employees of Great Western during the Consulting Period. The Consulting Agreement extends Mr. Montgomery's outstanding $500,000 personal, unsecured loan maturity to December 31, 1999 or, under certain circumstances, to the end of the Consulting Period.

     In connection with his retirement as Chief Executive of Great Western and GWB, the Company granted to Mr. Montgomery a stock option (the "Special Option") to purchase 300,000 Common Shares, which will generally become exercisable at the rate of 25% per year commencing April 26, 1996, and, once exercisable, the Special Option may be exercised at any time thereafter until the first to occur of (i) April 24, 2005, (ii) termination for cause (as defined in the Consulting Agreement), (iii) termination of the Consulting

Agreement, or if it is deemed terminated in accordance with its terms, two years after the Consulting Agreement would have otherwise terminated (until the assumed date of termination, the Special Option will continue to vest as provided therein), or (iv) two years after a termination of all services (including services as a Director) for any other reason (except that the Special Option will be exercisable only to the extent exercisable on the date of a termination by reason of death or disability (as defined in the Consulting Agreement) or a termination of such services by Mr. Montgomery (other than a termination to which clause (iii) applies)). During the term of the Consulting Agreement, awards of restricted stock granted to Mr. Montgomery while he was an employee of Great Western and GWB will continue to vest in accordance with the terms of the related restricted stock award agreement and generally will vest in full on December 31, 2000 if Mr. Montgomery has continued to provide services to Great Western in accordance with the terms of the Consulting Agreement.

     Mr. Montgomery's payments under the Company's Supplemental Executive Retirement Plan commenced on January 1, 1996, without any offset for benefits payable under the Retirement Plan, which generally will not be payable until he ceases to perform services for Great Western and GWB. The Consulting Agreement provides that, in the event of his death, Mr. Montgomery's beneficiaries would be entitled to a payment equal to 250% of Mr. Montgomery's then current annual consulting fee, reduced by the amount of Company-provided life insurance proceeds. Mr. Montgomery's beneficiaries would also be entitled to receive continued payment of 50% of his then current annual consulting fee for a period of 10 years, also reduced by life insurance proceeds. In addition, Mr. Montgomery's family would be entitled to continuation of certain insurance benefits for two years. Upon termination of the Consulting Agreement due to disability, Mr. Montgomery would continue to receive, until the disability ends, but no later than age 65, 50% of his then current annual consulting fee, less benefits payable under the Company's long-term disability plan. He would also be entitled to continuation of certain other benefits. In the event of a termination without cause, or if Mr. Montgomery voluntarily terminates the Consulting Agreement following a material breach by the Company, he will receive his consulting fees at the current rate for what would have been the remainder of the term of the Consulting Agreement absent such termination, and the Special Option and awards of restricted stock previously granted to Mr. Montgomery would continue to vest during the same period. In the event of a voluntary termination of Mr. Montgomery's service following a material breach by the Company after a Change in Control (as defined in the Consulting Agreement), all restricted shares and that portion of the Special Option which is then unvested shall immediately vest. In no event will payments to Mr. Montgomery which are contingent upon a Change in Control under applicable tax rules ("parachute payments") exceed limits specified by the Internal Revenue Code of 1986, as amended (the "Code"), that currently approximate three times the average of his compensation for the prior five years (the "Section 280G Limit"). Notwithstanding the foregoing, if the value of such aggregate entitlement constituting parachute payments is less than the Section 280G Limit for any reason (including that some or all of such entitlement does not constitute a parachute payment), Mr. Montgomery is entitled to receive the Section 280G Limit. A Change in Control occurs under the Consulting Agreement when anyone acquires ownership of 25% or more of the Company's outstanding voting stock and the directors of the Company immediately before such acquisition cease to constitute five-sixths of the Board of Directors of the Company or any successor. Under the terms of the Merger Agreement, consummation of the Washington Mutual Merger will constitute a Change in Control for purposes of the Consulting Agreement.

DIRECTORS' RETIREMENT PLAN

     The Great Western Directors' Retirement Plan, as amended to date ("Directors' Retirement Plan"), provides retirement benefits to directors. Upon termination of service on the Board, each eligible director is entitled to an annual retirement benefit equal to the sum of the annual retainer paid to members of the Board plus twelve times the monthly meeting fee, both as in effect at the time of the director's termination. Benefits are payable for a period equal to the number of years that the eligible director served as a director. Such benefits will be provided to the surviving spouse or other designated beneficiary following the death of an eligible director.

DIRECTOR STOCK OPTION PROGRAM

     Upon adoption of the 1988 Stock Option and Incentive Plan, as amended to date (the "1988 Stock Plan"), each non-employee director was granted automatically, subject to stockholder approval of such Plan, a nonqualified option under the 1988 Stock Plan's Non-Employee Director Program to purchase 2,500 Common Shares at the then fair market value of such shares. Each non-employee who thereafter becomes a director is also automatically granted such an option upon becoming a Director. Annually, each non-employee director automatically is granted an option (an "Annual Option") to purchase 2,500 Common Shares. No non-employee director may receive options to purchase more than 2,500 shares in any calendar year. The purchase price per Common Share covered by each Annual Option, payable in cash and/or shares, is the fair market value of the Common Shares on the date the option is granted. Annual Options become exercisable in 50% installments on the first and second anniversary of their grant, and, unless earlier terminated, terminate ten years after they are granted. The exercise prices of Annual Options granted in 1995, 1996 and 1997 were $16.00, $26.125, and $28.75, respectively.

     If a non-employee director's services as a Board member are terminated as a result of death, disability or retirement after age 72, Annual Options will become immediately exercisable in full and will remain exercisable for a period of two years or until the expiration of the stated term of the option, whichever period is shorter. If a non-employee director's services are terminated for any other reason, any then exercisable portion of an Annual Option will be exercisable for a period of three months or the balance of the option's term, whichever period is shorter.


     The 1988 Stock Plan provides for full vesting and exercisability of the Annual Options in the event of a Change in Control of the Company. The term "Change in Control" is defined in the 1988 Stock Plan as it is defined in Mr. Maher's employment agreement (described on pages 21 and 22 of this Proxy Statement). Under the terms of the Merger Agreement, consummation of the Washington Mutual Merger will constitute a Change in Control for purposes of the 1988 Stock Plan.


EXECUTIVE OFFICERS

     The following table and accompanying notes show for John F. Maher, Chief Executive Officer, and the four next highest paid executive officers of the Company as of December 31, 1996 (the "named Executive Officers"), the aggregate indicated compensation paid by the Company and its subsidiaries to such persons during the three fiscal years then ending.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                   ---------------------------------------------     ------------------------------
                                                                                        AWARDS           PAYOUTS
                                                                                     ------------     -------------
              (a)                   (b)       (c)         (d)           (e)              (f)               (g)              (h)
                                                                       OTHER
                                                                       ANNUAL         SECURITIES                         ALL OTHER
      NAME AND PRINCIPAL                    SALARY       BONUS      COMPENSATION      UNDERLYING          LTIP          COMPENSATION
           POSITION                YEAR     ($)(1)      ($)(1)         ($)(2)        OPTIONS/SARS     PAYOUTS($)(3)        ($)(4)
-------------------------------    -----    -------     -------     ------------     ------------     -------------     ------------
John F. Maher..................    1996     780,000     369,720        196,380          375,000         3,396,094          33,594
  President and Chief              1995     650,000     303,225        165,505                0                --          27,780
  Executive Officer                1994     650,000     295,750        239,966          150,000                --          27,638
Michael M. Pappas..............    1996     437,500     157,500         63,072          120,000         1,455,469          17,500
  Vice Chairman and President,     1995     420,000     163,850             --                0                --          16,800
  Consumer Finance Division        1994     410,000     176,988            832           70,000                --          16,400
A. William Schenck III.........    1996     416,000     131,456         61,950          150,000           423,475          14,800
  Vice Chairman                    1995     399,996     153,500         45,178                0                --               0
Carl F. Geuther................    1996     385,000     121,660         89,022          130,000         1,164,375          15,400
  Vice Chairman and Chief          1995     372,000     129,018         70,035                0                --          14,900
  Financial Officer                1994     360,000     131,040         81,316           70,000                --          14,400
J. Lance Erikson...............    1996     300,000      94,800         42,301           90,000           582,188          12,000
  Executive Vice President,        1995     285,000     106,362         50,835                0                --          11,400
  Secretary and General Counsel    1994     275,000     100,100         55,464           40,000                --          11,000

---------------
(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.


(2) Amounts shown include, when applicable, that portion of interest earned on deferred compensation accounts above 120% of the applicable federal rate, country club dues, personal use of corporate aircraft, the estimated economic benefit of preferential loans made under the Home Loan Program shown in the table on page 27 and described further at pages 32 and 33, and the incremental cost to the Company of (a) Company provided automobiles; (b) tax and financial planning advice by third parties; and (c) insurance which provides reimbursement for health and dental costs in excess of the amount payable under the Company's group health and dental plans. Perquisites in excess of 25% of the total perquisites reported in column (e) for 1996 include the following: Mr. Maher: economic benefit of personal use of aircraft -- $46,665; Mr. Pappas: economic benefit of company automobiles -- $17,931, excess medical and dental coverage -- $19,189, economic benefit of preferential loans -- $25,952; Mr. Schenck: economic benefit of preferential loans -- $42,888; Mr. Geuther: economic benefit of excess medical and dental coverage -- $28,661, economic benefit of preferential loans -- $35,044; Mr. Erikson: economic benefit of preferential loans -- $23,726.


(3) Mr. Schenck was awarded a total of 21,544 shares of performance-based restricted stock in 1995. Such restricted shares generally vest in three to ten years; vesting may be accelerated upon the occurrence of certain events, including the achievement of performance goals, and all such restricted shares vest immediately upon the occurrence of a Change in Control (as described under the caption "EMPLOYEE BENEFIT PLANS -- Restricted Stock"). On January 23, 1996, shares of restricted stock held by the named Executive Officers, valued at the then current market value of $23.375 per share, vested as follows: Mr. Maher, 87,500 shares, valued at $2,045,313; Mr. Pappas, 37,500 shares, valued at $876,563; Mr. Geuther, 30,000 shares, valued at $701,250; and Mr. Erikson, 15,000 shares, valued at $350,625. On February 1, 1996, 10,772 shares of restricted stock held by Mr. Schenck vested, valued at $257,182 (based on the then current market value of $23.875 per share). On December 9, 1996, shares of restricted stock held by the named Executive Officers, valued at the then current market value of $30.875 per share, vested as follows: Mr. Maher, 43,750 shares, valued at $1,350,781; Mr. Pappas, 18,750 shares, valued at $578,906; Mr. Schenck, 5,386 shares, valued at $166,293; Mr. Geuther, 15,000 shares, valued at $463,125; and Mr. Erikson, 7,500 shares, valued at $231,563. At year-end 1996, the named Executive Officers held shares of restricted stock, valued at the then current market value of $29.00 per share, as follows: Mr. Maher, 43,750 shares, valued at $1,268,750; Mr. Pappas, 18,750 shares, valued at $543,750; Mr. Schenck, 5,386 shares, valued at $156,194; Mr. Geuther, 15,000 shares, valued at $435,000; and

    Mr. Erikson, 7,500 shares, valued at $217,500. Dividends are paid on restricted stock at the same rate payable to common stockholders and are not reflected in the amount reported.

(4) The amounts shown in this column for 1996 consist of the following respective amounts: (a) Mr. Maher: Employee Savings Incentive Plan and related supplemental matches -- $31,200; Split Dollar Term Insurance
    Premium -- $2,394; (b) Mr. Pappas: Employee Savings Incentive Plan and related supplemental matches -- $17,500; (c) Mr. Schenck: Employee Savings Incentive Plan and related supplemental matches -- $14,800; (d) Mr. Geuther:
    Employee Savings Incentive Plan and related supplemental matches -- $14,476; deferred compensation plan matches and makeups -- $924; (e) Mr. Erikson:
    Employee Savings Incentive Plan and related supplemental matches -- $12,000.

EMPLOYMENT AGREEMENTS

     Mr. Maher's employment agreement with Great Western, as amended to date, provides for a rolling three-year term and provides for various benefits, including a current annual salary of $860,000 which is subject to periodic review and increase, but not decrease. The agreement provides for various payments to Mr. Maher or his beneficiaries in the event of his death, disability, or termination without "Cause" (as defined in the agreement), including a death benefit payment to his beneficiaries equal to 250% of his then current salary, reduced by the amount of company-provided life insurance proceeds. Mr. Maher's beneficiaries would also be entitled to receive continued payment of 50% of his then current salary until the time when he would have been age 65 but in no event for a period less than ten years, as well as continuation of certain insurance benefits for two years. Upon termination due to disability, Mr. Maher would continue to receive, until death or his 65th birthday, whichever occurs first, 50% of the sum of his current salary plus his average bonus over the prior three years, less benefits payable under the Company's long-term disability plan, and continuation of certain other benefits. In the event of a termination without Cause, Mr. Maher would receive his current salary for the remaining term of the agreement and a full or partial bonus payment for the year of termination, without offset for subsequent employment. He would also be entitled to continuation of certain other benefits for the same period, and a pro-rata payment of long-term incentive benefits. In the event of a qualifying termination following a Change in Control (or during the pendency of a Potential Change in Control or during the 6-month period thereafter), Mr. Maher is entitled to a lump-sum severance payment equal to three times the sum of his salary and target bonus; payment of a pro-rata target bonus to the date of termination (if termination occurs in the same year in which a Change in Control occurs, such payment will be offset by amounts received under the Annual Incentive Compensation Plan for Executive Officers in connection with such Change in Control); continuation of welfare-type benefits for three years; immediate vesting of restricted shares and stock options (where such qualifying termination occurs during the pendency of a Potential Change in Control or during the 6-month period thereafter); and credit for years of service and years of age equal to the remaining term of his agreement for purposes of calculating his benefits under the Supplemental Executive Retirement Plan. For purposes of Mr. Maher's employment agreement: (i) a "Change in Control" is defined generally as (a) a change in the majority of the Board, subject to certain exceptions; (b) any Person (as defined in the agreement) becoming the beneficial owner of 25% or more of either the outstanding Common Shares or the combined voting power of the Company's then outstanding securities; (c) consummation of the sale of all or substantially all of the assets of the Company; (d) consummation of a merger or consolidation of the Company other than one immediately following which the Company's stockholders continue to hold at least 75% of the combined voting power of the voting securities of the Company or the surviving corporation or any parent thereof (provided, that if a February 20, 1997 amendment to Mr. Maher's agreement which raised the threshold percentage to 75% would prevent a transaction intended to qualify as a "pooling of interests" from so qualifying, such threshold percentage will be 60%); or (e) stockholder approval of the liquidation or dissolution of the Company; and (ii) a "Potential Change in Control" generally occurs upon (a) any Person becoming the beneficial owner of 15% or more of either the outstanding Common Shares or the combined voting power of the Company's then outstanding securities; (b) the execution by the Company of an agreement, or the public announcement by the Company or any Person of an intention to take (or to consider taking) actions the consummation of which would result in a Change in Control; (c) the filing with the FDIC or the Office of Thrift Supervision of an application for Change in Control; or (d) the Board's adoption of a resolution to the effect that a Potential Change in Control has occurred. Mr. Maher's agreement provides that he may elect to terminate his employment, without a material breach by the Company, and receive the benefits described above during the period commencing no earlier than eighteen months following a Change in Control and ending no later than the second anniversary of such Change in Control; provided, that the eighteen-month minimum period will not apply if, at any time during the first year following such Change in Control, more than 50% of the non-employee members of the Board as of the date immediately preceding the Change in Control are no longer members of the Board; and provided further, that, if Mr. Maher elects to so terminate his agreement, cash benefits which would become payable will be reduced by 25%. In addition, the Company will pay any additional amount necessary to make Mr. Maher whole with respect to any excise tax that may be assessed under Section 4999 of the Code, in respect of payments made to Mr. Maher under his employment agreement and any other Great Western plan, agreement or arrangement in which Mr. Maher participates. If all of the payments and benefits to which Mr. Maher may become entitled in connection with a Change in Control are in the aggregate less than the maximum amount he is entitled to receive without incurring a liability under
Section 4999 of the Code for any reason (including that some or all of such entitlements do not constitute parachute payments), then he will be entitled to receive such maximum amount. In the event of a good-faith dispute regarding interpretation of the terms or enforcement of the provisions of his employment agreement, Mr. Maher is entitled to recover reasonable attorney's fees. Under the terms of the Merger Agreement, consummation of the Washington Mutual Merger will constitute a Change in Control for purposes of Mr. Maher's employment agreement.

     Great Western has employment agreements with the other named Executive Officers (and with Jaynie M. Studenmund and Ray W. Sims, the other executive officers of Great Western that are not named Executive Officers), which have initial terms of three years and provide for rolling two-year terms at the end of the first contract year unless earlier terminated. The base annual salaries for Messrs. Pappas, Schenck, Geuther, Erikson and Sims and Ms. Studenmund under their employment agreements are $450,000, $450,000, $400,000, $315,000, $340,000
and $350,000, respectively, subject to periodic review and increase, but not subject to decrease unless done in conjunction with a pro-rata salary reduction applicable to all Great Western officers.

     The employment agreements, as amended to date, provide for various benefits to each other executive officer or such officer's beneficiaries in the event of death, disability, or termination without "Cause" (as defined in the agreements) and in the event of a qualifying termination following a Change in Control or during the pendency of a Potential Change in Control (or during the 6-month period thereafter). In the event of the executive officer's death, his or her beneficiaries would be entitled to payment of the executive officer's salary and continuation of certain insurance benefits for one year. Upon termination due to disability, the executive officer would receive 50% of the sum of his or her current salary plus average bonus over the prior three years, less benefits under the Company's long term disability plan, until the disability ends, but not later than age 65 or for a period greater than ten years. In all other respects, the terms of these agreements are substantially similar to those contained in Mr. Maher's employment agreement, except that the agreements do not provide the right to terminate the agreements without a material breach by the Company during the period commencing eighteen months following a Change in Control and ending twenty-four months following such Change in Control. Under the terms of the Merger Agreement, consummation of the Washington Mutual Merger will constitute a Change in Control for purposes of these employment agreements.

     In December 1996, the Board adopted amendments to the employment agreements with the executive officers which, among other things, revised the definition of a Change in Control and provided for severance and other benefits to become payable upon a qualifying termination of employment during the pendency of a Potential Change in Control or during the 6-month period thereafter. In February 1997, the Board adopted an amendment to these agreements which further revised the definition of a Change in Control, with the proviso that if such revision would prevent a transaction intended to qualify as a pooling of interests from so qualifying, such amendment would have no force and effect. The definition of a Change in Control, as amended, and the provision of certain benefits as described above, are as set forth in the description of Mr. Maher's employment agreement.

     The following Report of the Compensation Committee and the Performance Graph included in this Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the Performance Graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

                      REPORT OF THE COMPENSATION COMMITTEE

     Since 1989, the Company has retained the services of Strategic Compensation Associates ("SCA"), a nationally known consulting firm specializing in executive compensation issues, to assist the Compensation Committee (the "Committee") in connection with the performance of its various responsibilities. SCA advises the Committee with respect to the reasonableness and appropriateness of compensation for the Company's Executive Officers. In doing so, the firm prepares and reviews with the Compensation Committee various materials reflecting the compensation practices of a peer group consisting primarily of major regional commercial banks and other factors which SCA and the Compensation Committee consider relevant.


     In determining the compensation levels for all executive officers, it has been the policy and practice of the Committee to consider the advice of SCA, the contributions of individual executive officers, the performance and prospects of the Company over time, and the desirability of attracting and retaining a highly capable and experienced executive management group. All of the executive officers have employment agreements with the Company as described on pages 21 and 22.


     It is the Company's policy to place an increasingly significant percentage of total executive compensation "at risk," principally through the award of annual cash bonuses based on performance. Consistent with this policy, annual salary increases are limited, resulting in total compensation for executive officers as a group, excluding bonuses, at approximately the 50th percentile for companies included in the compensation analysis. The executive officers have an opportunity to significantly increase their compensation through bonuses and stock option awards if performance targets set by the Committee are achieved.

     As the chief executive officer, Mr. Maher's compensation and related benefits are based principally on his rights under an employment agreement with the Company. For 1996, the Compensation Committee set Mr. Maher's salary, target bonus opportunity and total direct pay, which includes the economic value of stock option awards based on the Black-Scholes Option Pricing Model, in relation to compensation levels for chief executive officers in the peer group. Over time, the Committee believes it appropriate to provide total direct pay to the chief executive officer at a level between the 60th and 75th percentile for chief executive officers in the peer group. Because of Mr. Maher's recent promotion to this position, however, he was compensated substantially below the target level for 1996. Mr. Maher's cash compensation for 1996 was also directly related to the Company's earnings per share because, as described in the succeeding paragraph, his cash bonus opportunity under the Company's Annual Incentive Compensation Plan for Executive Officers (the "Annual Plan") is dependent upon the attainment of earnings per share targets established by the Compensation Committee.

     Under the terms of the Annual Plan approved by stockholders in 1994, a substantial part of an executive's cash compensation is contingent upon the achievement of the Company's performance goals set by the Compensation Committee. The performance goal for the executive officers, other than the President of the Consumer Finance Division, is a targeted earnings per share as established on an annual basis by the Compensation Committee. For the President of the Consumer Finance Division, the performance goal is based upon the attainment of an earnings before taxes goal for the Consumer Finance Division established annually by the Committee and the attainment of the earnings per share target applicable to the other executive officers. The target goals are established annually by the Compensation Committee on or before the applicable deadline under the federal income tax rules. In fiscal year 1996, targeted levels of incentive compensation were 40% of adjusted base salary for the Company's Vice Chairmen, Executive Vice Presidents and the President of the Consumer Finance Division, and 60% of adjusted base salary for the Chief Executive. Depending upon the degree of attainment of the performance goals, the executive's compensation is supplemented by fiscal year-end cash bonus payments equal to as little as 0% or as much as 200% of the executive officer's respective targeted level of incentive compensation. For 1996, the Committee approved an earnings per share goal and, based on the Company's reported earnings per share of $2.09, after adjustment in accordance with the Plan provisions to account for non-recurring events, the executive officers, other than the President of the Consumer Finance Division, were entitled to receive 79% of their respective targeted levels of incentive compensation. The 1996 earnings before taxes goal for the Consumer Finance Division was $102.2 million, and $98.7 million was reported. Based upon the Company's reported earnings per share and the reported earnings before taxes of the Consumer Finance Division, the President of the Consumer Finance Division received 90% of his targeted level of incentive compensation. Based on the competitive compensation analysis provided by SCA, the Company believes that the level of the Company's aggregate salary and bonus compensation and total compensation in 1996 for the executive officers as a group was at approximately the 40th percentile for companies included in the compensation analysis.

     In 1996, the Compensation Committee adopted stock ownership guidelines for the Company's executive and senior officers requiring certain levels of ownership of the Common Shares by the end of a five year period, except for recently hired officers, for whom the period is seven years. The guidelines provide for ownership of the Company's Common Shares by the Chief Executive in an amount equal to five times his salary, ownership by the Vice Chairmen and Executive Vice Presidents in amounts equal to three times their salaries, and ownership by senior officers in amounts equal to one or two times their salaries. Recent stock option grants for the Company's executive and senior officers also provide that so long as may be necessary to comply with stock ownership guidelines, the officers will retain upon exercise of stock options at least one-half of the net number of shares received on exercise.


     In 1992, following a comprehensive study of long term incentive programs and recommendations made by SCA, the Compensation Committee approved performance based restricted stock awards under the Company's 1988 Stock Plan for the Company's senior and executive officers to provide long-term incentive awards in amounts comparable to those awarded to executives of the companies included in the SCA compensation analysis. Shares awarded under the program are subject to forfeiture in certain circumstances and do not vest for ten years unless vesting is accelerated by the Company's exceeding the median total stockholder return of other major financial institutions over rolling three year performance cycles. See the description of the restricted stock on pages 29 and 30. In 1996, 75% of the original awards vested based on the Company's stockholder return.



     In addition, the Committee approved year-end stock option grants for the named Executive Officers under the 1988 Stock Plan. In deciding the number of Common Shares to award each executive officer, the Committee considered the officer's performance during 1996, and their individual contribution toward reaching the Company's goals, their overall level of compensation in comparison to their peers, both within the Company and among the companies included in the SCA compensation analysis. The options awarded during the last fiscal year to each named Executive Officer are set forth in the table on page 28.

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee's control, the Compensation Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Code. In doing so, the Committee may utilize alternatives (such as deferring compensation) to qualify executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

                                          Compensation Committee of the Board
                                          of Directors, Great Western
                                          Financial Corporation

                                          Willis B. Wood, Jr., Chairman
                                          H. Frederick Christie
                                          Stephen E. Frank
                                          John V. Giovenco
                                          Enrique Hernandez, Jr.
                                          Charles D. Miller

                     GREAT WESTERN STOCK PRICE PERFORMANCE

     The following graph compares the Company's cumulative stockholder return on its Common Shares, including the reinvestment of dividends, with the return of the Standard & Poor's 500 Stock Index and a peer group of the Standard & Poor's Financial Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                              AMONG GREAT WESTERN,
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

        MEASUREMENT PERIOD                                 S&P FINANCIAL
      (FISCAL YEAR COVERED)            GREAT WESTERN           INDEX           S&P 500 INDEX
1991                                               100                 100                 100
1992                                               103                 123                 108
1993                                               124                 137                 118
1994                                               104                 132                 120
1995                                               172                 204                 165
1996                                               204                 275                 203

     Assumes $100 invested on December 31, 1991 in the stock of Great Western, S&P 500 Index and S&P Financial Index. The stock price performance shown in this graph is not necessarily indicative of future stock price performance. Total Return assumes reinvestment of dividends.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

LOAN TRANSACTIONS

     The following table shows as to certain of the Company's executive officers and directors: (i) the largest aggregate amount of indebtedness to the Company in excess of $60,000 outstanding from January 1, 1996 to March 31, 1997; (ii) the nature of the indebtedness; (iii) the outstanding balance of the indebtedness on March 31, 1997; and (iv) the annual rate of interest charged on the indebtedness. Information concerning the indebtedness to the Company by members of the Compensation Committee of the Board of Directors is given under the caption "ELECTION OF DIRECTORS -- Compensation Committee Interlocks and Insider Participation" on page 15.


                                             LARGEST                             INDEBTEDNESS
          NAME OF EXECUTIVE                 AGGREGATE          NATURE OF        OUTSTANDING AT       INTEREST
         OFFICER OR DIRECTOR             INDEBTEDNESS($)    INDEBTEDNESS(1)    MARCH 31, 1997($)    RATE(%)(2)
--------------------------------------   ---------------    ----------------   -----------------    ----------
David Alexander.......................        249,485         Residential            240,829           4.71
J. Lance Erikson......................        787,500         Residential            782,598           4.81
                                              222,098         Residential            215,340           4.71
Carl F. Geuther.......................        156,154         Residential            150,763           4.71
                                            1,335,074         Residential          1,304,735           4.71
John F. Maher.........................        417,003         Residential            403,012           4.71
                                              751,391         Residential            726,200           4.71
James F. Montgomery...................        958,390         Residential                  0
                                            1,498,197         Residential          1,467,615           4.81
                                              690,000         Residential            683,058           4.81
                                              500,000          Unsecured             500,000           8.50
Michael M. Pappas.....................        900,000         Residential            893,330           4.81
                                              204,347         Residential            198,323           4.71
A. William Schenck III................        613,000         Residential            600,502           4.81
                                            1,212,000         Residential          1,188,638           4.81

---------------
(1) Loans secured by the same residence are aggregated.

(2) Interest on these loans, except for Mr. Montgomery's prime rate unsecured loan, is generally at monthly adjustable rates equal to the Company's cost of funds plus .25%. This rate was approximately 2.22% to 2.42% below that on similar loans to the public during 1996.


     The residential loans described above were made pursuant to the Company's Home Loan Program described on pages 32 and 33 and are secured by trust deeds or mortgages on the respective residences of the named Directors and Executive Officers.


     Interest on Mr. Montgomery's unsecured, personal loan is payable annually and the entire principal amount is payable on December 31, 1999 or, under certain circumstances, at the end of the Consulting Period on December 31, 2000.

     From time to time, directors, executive officers, members of their immediate families and entities with which such persons are known by Great Western or GWB to be affiliated or associated may obtain "margin" loans from a subsidiary of Great Western, obtain secured and unsecured loans from GWB, place interest bearing deposits with GWB, maintain checking accounts with GWB and avail themselves of check guarantee and overdraft features allowed on these accounts, all in accordance with applicable law. The transactions described in this paragraph are all in the ordinary course of Great Western's or GWB's business and are made on terms substantially the same, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

                             EMPLOYEE BENEFIT PLANS

     The material which follows in this section describes certain provisions made by the Company and its subsidiaries pursuant to certain stock option, restricted stock, deferred compensation, employee savings, pension or other incentive plans now in effect, that provide for severance, termination or Change in Control benefits to the named Executive Officers, other than group life and accident insurance, group hospitalization and similar group payments and benefits.

STOCK BENEFIT PLANS

     The 1988 Stock Plan provides for various types of stock incentives, including stock options, restricted shares, bonus stock and performance shares. The only awards granted to date under the 1988 Stock Plan have been stock options and restricted stock (with performance vesting features). With respect to options granted under the 1988 Stock Plan, the Administrator may, with the consent of a holder, substitute awards or modify the terms and conditions of any outstanding award to extend the exercisability and term (subject to the maximum term limits), reduce the price, accelerate exercisability or vesting or preserve benefits of the award. The 1988 Stock Plan provides for automatic acceleration of the exercisability of awards and accelerated vesting of awards upon a Change in Control or upon a qualifying termination of employment during the pendency of a Potential Change in Control (or during the six-month period thereafter). Under the 1988 Stock Plan, the terms "Change in Control" and "Potential Change in Control" are defined as they are in Mr. Maher's employment agreement. Under the terms of the Merger Agreement, consummation of the Washington Mutual Merger will constitute a Change in Control for purposes of the 1988 Stock Plan.

OPTIONS

     There were no grants of SARs to the named Executive Officers in 1996 and the following market priced stock options were granted to the named Executive Officers in 1996 based in part on performance in 1995 and 1996 (the first number in each column represents the award for 1995 performance and the second number represents the award for 1996 performance):

                       OPTION GRANTS IN LAST FISCAL YEAR

             (a)                      (b)               (c)              (d)                (e)              (f)
             ---                      ---               ---              ---                ---              ---
                                   NUMBER OF
                                  SECURITIES        % OF TOTAL
                                  UNDERLYING        GRANTED TO                                           GRANT DATE
                                OPTIONS GRANTED    EMPLOYEES IN     EXERCISE PRICE                         PRESENT
            NAME                    (#)(1)          FISCAL YEAR      ($/SHARE)(2)     EXPIRATION DATE    VALUE($)(3)
-----------------------------   ---------------    -------------    --------------    ---------------    -----------
John F. Maher................       175,000             4.58            23.375            01/23/06       $  971,250
                                    200,000             5.23            30.875            12/09/06       $1,334,000
Michael M. Pappas............        70,000             1.83            23.375            01/23/06       $  388,500
                                     50,000             1.31            30.875            12/09/06       $  333,500
A. William Schenck III.......        70,000             1.83            23.375            01/23/06       $  388,500
                                     80,000             2.09            30.875            12/09/06       $  533,600
Carl F. Geuther..............        60,000             1.57            23.375            01/23/06       $  333,000
                                     70,000             1.83            30.875            12/09/06       $  466,900
J. Lance Erikson.............        40,000             1.05            23.375            01/23/06       $  222,000
                                     50,000             1.31            30.875            12/09/06       $  333,500

---------------
(1) These options vest and become exercisable in 25% installments on each of the first four anniversaries of their grant, subject to acceleration in certain circumstances such as a Change in Control. The options have a 10-year term, subject to earlier termination in certain circumstances related to termination of employment. The instrument setting forth the terms of the option may provide that the exercise price of the option may be satisfied by delivery of previously owned shares or by the withholding of shares having a fair market value at the date of exercise equal to such exercise price. At the election of the optionee, the Company's tax withholding obligation with respect to the exercise of the option may also be satisfied by the withholding of shares having a fair market value at the date of exercise equal to such obligation.

(2) All stock options were granted at the fair market value on the date of grant.

(3) The shares were valued based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions for the January 23, 1996 grant: the 52 week average stock price of $19.82, three year historical average stock price volatility of .2288, a three year historical average dividend yield of 3.63%, a risk-free rate equal to the 52 week average of ten-year Treasury Bonds of 6.60% and an option term of 10 years. The shares granted on December 9, 1996, were valued based on the Black-Scholes option pricing model adapted for use valuing executive stock options using the following assumptions: the 52 week average stock price of $24.37, three year historical average stock price volatility of .2319, a three year historical average dividend yield of 3.69%, a risk free rate equal to the 52 week average of ten year Treasury Bonds of 6.53% and an option term of 10 years. The valuation method is hypothetical.

     The following table shows for each of the named Executive Officers the shares acquired on exercise of options during 1996, the difference between the exercise price and the market value of the underlying shares on the date of exercise, and (as to outstanding options at December 31, 1996) the number of unexercised options and the aggregate unrealized appreciation on "in-the-money," unexercised options held at such date:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

               (a)                    (b)        (c)                (d)                      (e)
               ---                    ---        ---                ---                      ---
                                                           NUMBER OF SECURITIES           VALUE OF
                                     SHARES                     UNDERLYING               UNEXERCISED
                                    ACQUIRED                    UNEXERCISED             IN-THE-MONEY
                                       ON                    OPTIONS AT FY-END        OPTIONS AT FY-END
                                    EXERCISE   VALUE         (#) EXERCISABLE/           EXERCISABLE/
               NAME                   (#)      REALIZED      UNEXERCISABLE(1)         UNEXERCISABLE(2)
----------------------------------   ------    --------    ---------------------    ---------------------
John F. Maher.....................   62,500    $433,241       358,542/450,000       $4,967,373/1,912,500
Michael M. Pappas.................   50,000    $485,688       155,000/155,000         2,149,375/826,875
A. William Schenck III............        0           0        32,262/246,786         245,998/1,131,743
Carl F. Geuther...................   35,000    $252,125       171,000/165,000         2,381,625/770,625
J. Lance Erikson..................   25,000    $139,767        89,010/110,000          122,604/472,500

---------------
(1) The numbers shown in column (d) include all unexercised options held by the named Executive Officers, 1,482,600 of which were "in the money." None of the named Executive Officers holds any outstanding SARs.

(2) All values are based solely on the market value of the Common Shares at the end of 1996, minus the exercise price of "in the money" options.

RESTRICTED STOCK

     In January 1992, the Administrator first authorized awards of performance-based restricted stock under the 1988 Stock Plan and established the specific vesting provisions for such awards as described below. If the recipient remained with the Company, the shares would vest completely 10 years after the award date. Prior to that, they were subject to both accelerated vesting and risk of forfeiture to the Company, in whole or in part, upon certain events. The vesting was and is accelerated if and to the extent that the Company's common stock performance, as measured by appreciation, dividends and other distributions ("stockholder return"), over three-year performance cycles, representing the three-year period ending December 31, 1995 and periodically thereafter, exceeded and exceeds by specified amounts the stockholder return (subject to certain adjustments) on common stocks of other designated banks, savings associations or related holding companies (the "Peer Group"). If the Company's percentile ranking relative to the Peer Group for the applicable three-year period equals or exceeds the 50th percentile, the remaining performance-based restricted shares vest in amounts ranging from 25% to 100% of the original award. Seventy-five percent of the original awards vested in 1996, based on the Company's stockholder return. The remainder will continue to vest under the terms of the related agreement and a portion of the remaining award will vest in the event of death or disability of the holder, at the rate of 20% per year. Vesting of these awards may be accelerated in certain other circumstances, including upon a Change in Control, or in the case of a qualifying termination of employment during the pendency of a Potential Change in Control (or during the six-month period thereafter) or upon retirement. Except as noted above, the unvested performance-based restricted shares generally will be forfeited upon a termination of employment (or, in Mr. Montgomery's case, termination of service as a consultant and a director). The performance-based restricted shares are registered to the recipient subject to transfer and forfeiture restrictions, but are held by the Company until such restrictions lapse. The recipients are entitled to dividends and have voting rights on these performance-based restricted shares prior to the time the restrictions lapse.

Under the terms of the Merger Agreement, consummation of the Washington Mutual Merger will constitute a Change in Control for purposes of the 1988 Stock Plan.

     No awards of performance-based restricted stock or other long-term incentive awards were granted to the named Executive Officers in 1996.

DEFERRED COMPENSATION PLANS

     Under the Great Western deferred compensation plans, as amended to date, participants are entitled to defer compensation until retirement, death, other termination of employment or service, or until specified dates. Participants receive a fixed rate yield based on the average annual interest rate of ten-year United States Treasury Notes for the previous ten years. An enhanced yield of up to 125% of the fixed rate yield will be payable in the event of death, under certain circumstances upon retirement after age 55, and upon termination of employment after plan participation for a specified number of years. The plans also provide for Company matching contributions on deferred compensation similar to that provided under the Employee Savings Incentive Plan described below. The Senior Officers' Deferred Compensation Plan supplements benefits payable to Executive Officers participating in the Employee Savings Incentive Plan (the "Savings Plan") to the extent that Savings Plan benefits are reduced under applicable Code limitations. The deferred compensation plans provide for full vesting of employer matching contributions upon a Change in Control or upon a qualifying termination of employment during the pendency of a Potential Change in Control (or during the six-month period thereafter). (Under the deferred compensation plans, the terms "Change in Control" and "Potential Change in Control" are defined as they are in Mr. Maher's employment agreement.) The plans also permit participants to make an advance irrevocable election to receive a cash lump sum payment of their account balance within 45 days after a Change in Control, and to elect within two years after a Change in Control to withdraw their account balance in a lump sum with a 5% penalty; if a participant's employment or service has terminated because of Retirement (as defined in the plans) at the time of such election, such participant is entitled to the enhanced yield on his or her account. During the pendency of a Potential Change in Control, and for six months thereafter, and for a period of two years following a Change in Control, the plans may not be terminated, nor may they be adversely amended without the consent of two-thirds of the participants. Mr. Montgomery's Consulting Agreement and Mr. Maher's employment agreement, however, provide for the preservation of previously elected deferrals and payment options in the event of a Change in Control. The plans also provide for pension benefits based on deferred compensation similar to those provided under the Company's Retirement Plan (described below). Under the terms of the Merger Agreement, consummation of the Washington Mutual Merger will constitute a Change in Control for purposes of the deferred compensation plans.

EMPLOYEE SAVINGS INCENTIVE PLAN

     Under the Savings Plan, eligible employees may authorize payroll deductions for contributions which, at the participant's direction, may be invested in money market, equity, debt, balanced and Company stock funds. Under the Savings Plan, employee contributions are matched by the Company in an amount equal to 50% of such contribution up to a maximum contribution of 6% of the employee's base salary, including overtime. The Board of Directors may authorize annually an additional contribution in an amount not to exceed the Company's mandatory contribution. Matching contributions vest at the rate of 30% for each of the first two years of participation in the Savings Plan and the remaining 40% vests in the third year of participation. Certain participant borrowings against vested benefits are permitted under the Savings Plan.

RETIREMENT PLAN

     The Retirement Plan is a non-contributory group pension plan providing for monthly benefits in the event of retirement or, at the election of the participant, a cash balance at retirement or termination of employment. On January 1, 1997, the Company converted the Retirement Plan to a cash balance plan based upon the results of extensive research regarding employee demographics and competitive practices among the Company's peers. Benefits under the Retirement Plan depend on factors such as length of service, average monthly wage base and certain Social Security benefits. Employees over age 21 are eligible to participate after one year of service. Contributions to the plan trust are made by the Company on an actuarial basis and in an amount to obtain the maximum federal income tax deduction. Accrued benefits vest fully after five years of participation and employees may elect to take the value of their account as a lump sum payment if they terminate their employment with the Company. Forfeitures of non-vested benefits are applied to reduce the Company's contributions.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Supplemental Executive Retirement Plan, as amended to date (the "SERP"), provides a target retirement benefit at the participant's Normal Retirement Date (defined under the SERP as following the later to occur of the attainment of age 60 or 20 years of service for Mr. Maher and the later to occur of the attainment of age 62 or 25 years of service for the other named Executive Officers) equal to a percentage of average salary and bonus (65% for Mr. Maher and 60% for the other named Executive Officers). The SERP provides that Mr. Schenck will be credited for service with a previous employer. Under the terms of the SERP, upon a qualifying termination of employment within the two-year period following a Change in Control (or during the pendency of a Potential Change in Control or during the six-month period thereafter), the named Executive Officers will become entitled to receive retirement benefits with no reduction for early retirement. (Under the SERP, the terms "Change in Control" and "Potential Change in Control" are defined as they are in Mr. Maher's employment agreement.) In addition, the SERP provides that during the pendency of a Potential Change in Control, and for six months thereafter, and for a period of two years following a Change in Control, the SERP may not be terminated, nor may it be adversely amended without the approval of two-thirds of SERP participants. The SERP also provides the participants with retirement benefits that would otherwise exceed the annual limit on such benefits imposed by the Code. Under the terms of the Merger Agreement, consummation of the Washington Mutual Merger will constitute a Change in Control for purposes of the SERP.

PENSION TABLES

     The amounts shown in the summary compensation table do not include any amounts expensed by the Company under the Company's Retirement Plan or under the SERP, both of which are defined benefit plans, since the amount of the accruals thereunder were not determined on an individual basis by the actuaries for either of the plans during 1996. The following table illustrates the total annual retirement benefits which would be provided under the benefit formula described in the Retirement Plan and SERP to the named Executive Officers (other than Mr. Maher) in various earnings classifications upon normal retirement in 1996. The benefit formula presently in both plans provides for an offset of certain Social Security benefits, and Mr. Schenck's benefits under the SERP will be offset by benefits payable under retirement plans of a previous employer. The amounts shown in the following table do not reflect these offsets.

                                                                     YEARS OF CREDITED SERVICE
                                                                  -------------------------------
                                                                                            25
                        AVERAGE PAY FOR                             15                     YEARS
                   RETIREMENT PLAN PURPOSES                        YEARS     20 YEARS     OR MORE
---------------------------------------------------------------   -------    ---------    -------
$350,000.......................................................   126,000      168,000    210,000
 400,000.......................................................   144,000      192,000    240,000
 500,000.......................................................   180,000      240,000    300,000
 600,000.......................................................   216,000      288,000    360,000
 700,000.......................................................   252,000      336,000    420,000
 800,000.......................................................   288,000      384,000    480,000

     The following table illustrates the total annual retirement benefits which would be provided under both plans to Mr. Maher. The table below does not include the amount of the annual benefit ($46,600 based on present Directors' fees) that will be payable to Mr. Maher under the Directors' Retirement Plan.

                                                                     YEARS OF CREDITED SERVICE
                        AVERAGE PAY FOR                              -------------------------
                   RETIREMENT PLAN PURPOSES                              20 YEARS OR MORE
---------------------------------------------------------------          ----------------
$1,400,000.....................................................                910,000
 1,600,000.....................................................              1,040,000
 1,800,000.....................................................              1,170,000

     Except as noted in the immediately succeeding sentence, the compensation covered by the benefit formula under the combined retirement plans is salary and bonus compensation (reduced by Social Security benefits), which is reported for the past three fiscal years in columns (c) and (d) in the summary compensation table on page 20. Mr. Maher's employment agreement provides that, for purposes of calculating his benefits under the SERP, the following levels of compensation will be assumed: on any date in 1997, SERP benefits will be based on annual compensation of $1,462,000; on any date in 1998, SERP benefits will be based on actual compensation for 1997; on any date in 1999, SERP benefits will be based on the average actual compensation for 1997 and 1998; and for any date after 1999, SERP benefits will be based on the definition of "average monthly compensation" set forth in the SERP. The named Executive Officers have the following number of years of credited service: Mr. Maher, 23 years; Mr. Pappas, 42 years; Mr. Schenck, 28 years; Mr. Geuther, 22 years; and Mr. Erikson, 28 years.


UMBRELLA TRUSTS

     The Board has authorized the establishment of two separate Umbrella Trusts (the "Trusts") as a security arrangement for some or all of the participants in the Company's SERP, Retirement Restoration Plan, Director's Retirement Plan, supplemental retirement benefit for Mr. Gryp, the employment agreements with the executive officers, the consulting agreement with Mr. Montgomery and the deferred compensation plans (collectively, the "Plans").

     The Trusts, as amended to date, provide for the full funding of benefits provided through the Trusts upon a Potential Change in Control, subject to return following the expiration of the Potential Change in Control Period (generally defined in the Trusts as six months following the date on which such Potential Change in Control ceases to exist, if no Change in Control has occurred during such period). (Under the Trusts, the terms "Change in Control" and "Potential Change in Control" are defined as they are in Mr. Maher's employment agreement.) In addition, the Trusts provide that within 30 days following the end of each year following a Change in Control, the Company shall be required to contribute to the Trusts the amount, when added to the assets in the Trusts, needed to provide the benefits under the Plans. Following a Change in Control or during the pendency of a Potential Change in Control (and for 6 months thereafter), the amended Trusts may not be adversely amended without the consent of two-thirds of the participants in the Plans.

     Under the terms of the Trusts, the Trustee shall hold the trust assets for the benefit of the participants in the Plans unless the Company is unable to pay its debts as they become due or the Company is the subject of a pending proceeding as a debtor under the federal Bankruptcy Code. If either of those events occurs, the Trustee shall hold the trust assets for the benefit of the general creditors of the Company, which may include participants in the Plans. For purposes of the Trusts, a Potential Change in Control has occurred.

HOME LOAN PROGRAM

     The Company has a Home Loan Program (the "Program") permitting secured loans to employees, officers and Directors at adjustable rates beginning at .25% over the Company's cost of funds. Loans under the Program may be made to finance the employee participant's principal residence and generally must be secured by a first trust deed or mortgage on such residence. Executive officers and directors may obtain loans from Great Western for a primary residence in amounts up to 90% of the first $1,000,000 of appraised value and 80% of the excess appraised value. Executive officers and directors may also obtain loans for secondary residences in amounts up to 90% of the first $500,000 in appraised value, 80% of the next $500,000 in appraised value and 70% of the excess appraised value. Loans granted under the Program to executive officers and directors are reviewed and approved by the Board of Directors. See "ELECTION OF DIRECTORS -- Compensation Committee Interlocks and Insider Participation" and "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS" for information regarding loans to directors and executive officers of the Company. Program participants are disqualified from further participation after certain terminations of employment or service, however, the Program, as amended to date, provides all participants with protection from adverse amendments to the terms of existing loans or suspension of the Program following a Change in Control, protection against disqualification from participation following a termination without cause or a reduction in hours to less than 20 1/2 per week following a Change in Control, and protection against disqualification from participation following a termination during the pendency of a Potential Change in

Control (or during the six-month period thereafter). Under the Program, the terms "Change in Control" and "Potential Change in Control" are defined as they are in Mr. Maher's employment agreement. Under the terms of the Merger Agreement, consummation of the Washington Mutual Merger will constitute a Change in Control for purposes of the Program. The Company does not expect to approve any additional loans under the Program pending consummation of the Washington Mutual Merger.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of March 31, 1997 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding Common Shares, based upon reports filed with the Securities and Exchange Commission (the "SEC"). Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the Company's outstanding Common Shares has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of Common Shares beneficially owned by each nominee and Director is set forth in "ELECTION OF DIRECTORS" and by each executive officer is set forth in "EXECUTIVE OFFICERS."

                                                                  AMOUNT AND NATURE
                                                                          OF
       TITLE OF CLASS              NAME OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-----------------------------   ------------------------------   --------------------    ----------------
Common Stock.................   Wellington Management Company          8,771,730(1)            6.37%
                                75 State Street
                                Boston, Massachusetts 02109
Common Stock.................   Vanguard/Windsor Fund, Inc.            8,236,786(2)            5.98%
                                100 Vanguard Boulevard
                                P. O. Box 2600
                                Malvern, Pennsylvania 19355

---------------
(1) Wellington Management Company ("WMC") has reported that it is an investment adviser and, as such, is considered beneficial owner in the aggregate of the shares listed in the table. WMC has declared that it has shared power to vote 53,902 of the shares and shared dispositive power over all of the shares shown in the table. The shares shown in the table for the Vanguard/Windsor Funds, Inc. are also included in the total amount reported in the table for WMC.

(2) The Vanguard/Windsor Funds, Inc. ("Vanguard/Windsor") has reported that it is an investment company and, as such, is considered the beneficial owner in the aggregate of the shares listed in the table. Vanguard/Windsor has declared that it has sole power to vote or direct the vote and shared power to dispose or to direct the disposition of the shares shown in the table.

                             THE AHMANSON PROPOSALS


     In addition to its solicitation of proxies in support of the Ahmanson Nominees, Ahmanson is soliciting proxies in favor of approval of the Ahmanson Proposals, which consist of five separate amendments to Great Western's By-laws. The full text of each of the Ahmanson Proposals is set forth below. Great Western believes that the Ahmanson Proposals, coupled with Ahmanson's attempt to elect the Ahmanson Nominees to your Board, are a part of Ahmanson's effort to pursue the Ahmanson Merger Proposal and to reduce the flexibility of the Board to act at all times in the best interests of Great Western and its stockholders. As such, Great Western believes that these proposals are designed to benefit Ahmanson at the expense of Great Western and its stockholders. THE BOARD STRONGLY RECOMMENDS THAT GREAT WESTERN STOCKHOLDERS VOTE AGAINST EACH OF THE AHMANSON PROPOSALS.


     The Board does not believe that Ahmanson is interested in promoting corporate governance provisions that benefit Great Western stockholders; Ahmanson's only interest is to benefit itself. For example, the Board believes that Proposal No. 2, which would amend Great Western's By-laws to provide that holders of 10% of the Common Shares can call a special meeting of stockholders, is intended to benefit Ahmanson, which would then be in a position to align itself with the holders of a small minority of Common Shares and repeatedly compel the holding of special meetings of stockholders at which Ahmanson could present even more resolutions and proposed By-law amendments. In this connection, the Board notes that Ahmanson's own By-laws do not even allow its stockholders to call a special meeting even if all stockholders wanted to do so. Further, with respect to Proposal No. 6, the Board notes that Ahmanson's own By-laws specifically provide that any By-law provision (including those adopted at meetings of stockholders) may be amended or repealed by Ahmanson's Board of Directors. IN FACT, NOT A SINGLE BY-LAW PROVISION BEING PROPOSED BY AHMANSON APPEARS IN AHMANSON'S OWN BY-LAWS. IF AHMANSON TRULY BELIEVED THAT ITS FIVE PROPOSED BY-LAW AMENDMENTS MAKE GOOD GOVERNANCE SENSE, IT WOULD CERTAINLY HAVE THE SAME PROVISIONS IN ITS OWN BY-LAWS.


     As previously noted in this Proxy Statement, each Ahmanson Nominee is entitled to a $15,000 benefit from Ahmanson. Ahmanson has also agreed to indemnify the Ahmanson Nominees and pay their out-of-pocket expenses. Accordingly, despite the fact that under state law directors have fiduciary duties to all stockholders, and in light of all of the circumstances surrounding their nomination by Ahmanson, the Board believes that the Ahmanson Nominees cannot be independent of Ahmanson. Further, the Board believes that the Ahmanson Proposals, which follow the five proposals made by Ahmanson in the Ahmanson Consent Solicitation, are part and parcel of Ahmanson's effort to pursue the Ahmanson Merger Proposal. ACCORDINGLY, THE BOARD STRONGLY RECOMMENDS THAT YOU VOTE AGAINST EACH OF THE AHMANSON PROPOSALS.


     The full text of each of the Ahmanson Proposals is set forth below. The Ahmanson Proposals, as numbered below, correspond to the numbered proposals in the Notice of Annual Meeting as well as to the enclosed GOLD proxy card.

     PROPOSAL NO. 2:

     Amend Section 3 of the By-laws of [Great Western] by adding to the end thereof the following paragraph:

        "In addition, a special meeting of the stockholders of the Corporation shall be called by the Secretary upon the written request, stating the purpose of the meeting and the meeting date, of stockholders who together own of record 10% or more of the stock of the Corporation having voting power. The notice shall be mailed by the Secretary within 20 days following receipt of such request. If the Secretary fails to call the special meeting and mail the notice as required by the preceding sentence, a person designated by the stockholders requesting the meeting shall have the power to call the special meeting and mail such notice. At a special meeting called at the request of stockholders, the meeting shall be presided over by a person designated by the stockholders calling the meeting."

     PROPOSAL NO. 3:

     Amend Section 12 of the By-laws of [Great Western] by adding to the end thereof (or, if Amendment 3 [Proposal No. 4] described below is adopted, by adding as the penultimate paragraph) the following paragraph:

        "No person may be chosen by the directors of the Corporation to fill any vacancy on the board of directors, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, if such person was previously nominated as a director and lost in an election by the stockholders of the Corporation."

     PROPOSAL NO. 4:

     Amend Section 12 of the By-laws of [Great Western] by adding to the end thereof the following paragraph:

        "Any slate of directors elected in opposition to the recommendation of the incumbent board of directors shall be represented on an executive committee of the board of directors of the Corporation, if one is created, or on any other committee of the board that exercises powers that are currently or would normally be exercised by such a committee or only by the full board, including the power to review any merger proposal."

     PROPOSAL NO. 5:

     Amend Section 13 of the By-laws of [Great Western] by inserting immediately after the second sentence thereof the following two sentences:

        "Notwithstanding the foregoing sentence, if any of the following actions are to be considered by the board of directors at a meeting, notice must be given which notice must specify that such actions are to be considered and set forth appropriate details with respect thereto: any "Acquisition Transaction" as hereinafter defined, amendment of the Rights Agreement referred to in Section 24, adoption of any similar rights agreement, amendment of the By-laws, or any other action that would preclude or make more expensive or more difficult a merger with or acquisition of the Corporation by any person that has made a bona fide proposal to merge with or acquire the Corporation or that would favor one potential acquiror of the Corporation over another acquiror. "Acquisition Transaction" means any merger, consolidation or similar transaction involving, or any purchase of all of or any substantial portion of the assets, deposits or any equity securities of, the Corporation or any of its subsidiaries."

     PROPOSAL NO. 6:

     Amend Section 25 of the By-laws of [Great Western] by adding to the end thereof the following sentence:

        "In addition, none of the By-law provisions added or changed by vote of stockholders at the 1997 annual meeting of stockholders of this Corporation may be amended or repealed without the affirmative vote of the holders of a majority of the stock of the Corporation having voting power."

     THE BOARD STRONGLY RECOMMENDS THAT YOU VOTE AGAINST EACH OF THE AHMANSON PROPOSALS BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD TODAY.

                       NON-BINDING STOCKHOLDER RESOLUTION

     Ms. Joan Adler, 3511 Stonehill Place, Shearman Oaks, California 91423, holder of 100 Common Shares, has submitted the Stockholder Resolution set forth below for consideration by the stockholders at the Annual Meeting. AS DISCUSSED BELOW, THE BOARD OPPOSES THE STOCKHOLDER RESOLUTION AND RECOMMENDS THAT GREAT WESTERN STOCKHOLDERS VOTE AGAINST IT.

PROPONENT'S SUPPORTING STATEMENT

     Whereas: There appears to be widespread confusion by Great Western bank customers over the uninsured nature of mutual funds and other uninsured investment products sold by Great Western's investment subsidiary, Great Western Financial Securities Corporation. It also appears that much of the confusion is caused by the fact that these non-FDIC insured products are sold by commissioned salespeople on the bank floors, side-by-side with bank employees. Evidence of this confusion includes the following:

- The FDIC shield on each bank door misleads some bank customers into believing that all transactions within the bank are FDIC insured against losses.

- In 1994 Prophet Market Research conducted a national survey of fifty banks regarding their sales of mutual funds. According to a Los Angeles Times article dated September 15, 1994, Great Western "ranked among the worst" in failing to disclose that their investments were not government insured.

- On May 14, 1996, the Los Angeles Times reported the results of a much anticipated survey released by the FDIC. It found that in 28% of all face-to-face meetings with surveyors posing as investors, bank representatives failed to disclose that the products they were selling were not federally insured.

- Great Western has conducted their own survey on this issue finding significant confusion.

- Senior citizens make up a large share of Great Western's customers and seniors are often most risk-averse given the inability of many to return to the workplace. Furthermore, numerous consumer organizations, including AARP and Consumers Union, have criticized the way that banks market mutual funds.

- The salespeople who work for Great Western Financial Securities Corporation work on a partial commission structure which creates a significant incentive to close a sale.

- These salespeople work side-by-side with other bank personnel, and given the depth of confusion which still exists, no amount of signage can adequately differentiate them from the other bank personnel.

- There are two certified federal class actions, one state class action, one multi-plaintiff state action, many arbitrations, and hundreds of complaints alleging that Great Western and/or its subsidiaries have engaged in fraudulent activity in relation to its sale of mutual funds.

- The SEC is just concluding a year-long investigation into allegations that Great Western and/or its subsidiaries have engaged in fraudulent activity in relation to its sale of mutual funds.

Whereas, there are numerous strategies to more effectively deal with this problem of crisis proportions, including a requirement that all sales of uninsured investment products be conducted off the bank floor, either in a separate office connected to the bank floor or at a wholly separate location. Another approach would include a divestiture of its broker-dealer subsidiary.

     "Resolved: Stockholders request that the Board perform a full policy review of the customer confusion between Great Western's investment products and the FDIC-insured products and accounts. Stockholders further request that the Board then investigate all options available to best protect Great Western Bank's hard-earned reputation, including divesting itself of its broker dealer subsidiary."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER RESOLUTION FOR
                             THE FOLLOWING REASONS:

     Following receipt of the proposal by the Company, Mr. Maher, the Company's Chairman and Chief Executive Officer, instructed Mr. Schenck, the Company's Vice-Chairman, and Mr. Overholt, President of Great Western Financial Securities Corporation ("GWFSC"), to prepare and present to the Board of Directors a comprehensive report on GWFSC and its business activities. Such report was presented to and considered by the Board at a meeting held on March 25, 1997, and specifically addressed the particular issues raised in the proposal (including the sale of investment products by GWFSC and the possible divestiture of the broker-dealer subsidiary) as well as other matters affecting or relating to GWFSC. After the presentation, the Board concluded that the operations of GWFSC were being conducted consistent with adequate consumer safeguards and regulatory standards. Further, the Board determined that these operations were an important complement to the Company's retail banking activities. The contents of the report and the Board's response thereto will be addressed at the Annual Meeting.

     The Board believes that the actions taken by the Company fully implement the proposal, and to repeat such actions would be an inefficient and imprudent use of the Company's time and resources. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER RESOLUTION.

                                   LITIGATION

     On February 18, 1997, Ahmanson filed a Verified Complaint for Declaratory and Injunctive Relief against Great Western and its directors (the "Ahmanson Complaint") in the Court of Chancery of the State of Delaware. The Ahmanson Complaint alleges, among other things, that: (i) the defendants have breached their fiduciary duties with respect to the Company's Stockholders Rights Plan (the "Rights Plan"); (ii) the adoption of any defensive measure by the defendants which has the effect of impeding, thwarting, frustrating or interfering with the Ahmanson Merger Proposal would constitute a breach of the defendants' fiduciary duties; and (iii) the individual directors of Great Western have breached their fiduciary duties with respect to Section 203 of the DGCL (the "Delaware Business Combination Statute").

     Ahmanson seeks declaratory and injunctive relief as follows: (i) an order enjoining the defendants from adopting any defensive measure which has the effect of impeding, thwarting, frustrating or interfering with the Ahmanson Merger Proposal; (ii) an order compelling the defendants to redeem the rights associated with the Rights Plan or to amend the Rights Plan so as to make it inapplicable to the Ahmanson Merger Proposal; (iii) an order enjoining the defendants from taking any action pursuant to the Rights Plan that would dilute or interfere with Ahmanson's voting rights or otherwise discriminate against Ahmanson; (iv) an order compelling the defendants to approve the Ahmanson Merger Proposal for the purposes of the Delaware Business Combination Statute; (v) an order enjoining the defendants from taking any action to enforce or apply the Delaware Business Combination Statute that would impede, thwart, frustrate or interfere with the Ahmanson Merger Proposal; and (vi) an order awarding Ahmanson its costs and expenses in the action.


     On February 26, 1997, Great Western and the individual defendants filed their Answer, and Affirmative Defenses to the Ahmanson Complaint and Great Western filed its Counterclaims to the Ahmanson Complaint. In the Answer, Great Western and the individual defendants denied all of the material allegations raised by the Ahmanson Complaint and asserted affirmative defenses, including that: (i) the Ahmanson Complaint fails to state a claim on which relief can be granted; and (ii) Ahmanson is acting in its own self interest at the expense of Great Western and its stockholders and thus comes to Court with unclean hands. In its Counterclaims to the Ahmanson Complaint, Great Western seeks, among other things, declaratory and injunctive relief, including dismissal of the Ahmanson Complaint with prejudice and denial of the relief requested by Ahmanson. Ahmanson and Great Western have commenced discovery. Great Western and Ahmanson are currently in the process of responding to reciprocal requests for documents.



     Between February 18, 1997 and February 26,1997, six complaints (the "Complaints") were filed against Great Western and its directors in the Court of Chancery of the State of Delaware by Fred T. Isquith, Harry Lewis, Bernard Bildstein, Charles Uttenreither, Melvyn Zupnick and Emil Schachter. Each action was brought on behalf of the plaintiff, individually, and as a purported class action on behalf of all stockholders of Great Western. The Complaints allege, among other things, that the defendants are violating their fiduciary duties owed to the stockholders of Great Western with respect to the Ahmanson Merger Proposal. The plaintiffs generally seek: (i) an order declaring that the action may be maintained as a class action; (ii) an order preliminarily and permanently enjoining the defendants to consider and negotiate with respect to all bona fide offers or proposals for Great Western or its assets, in the best interests of Great Western stockholders; and (iii) compensatory damages, the costs and disbursements of the action and such other and further relief as may be just and proper. In addition, certain plaintiffs seek judgments ordering Great Western's directors, individually, to announce their intention with respect to certain matters relating to the Ahmanson Merger Proposal. Great Western and its directors deny the operative allegations of the Complaints and will file responses thereto as appropriate; however, answers have not yet been filed.


     On March 7, 1997, Ahmanson filed a Motion for Leave to File an Amended and Supplemental Complaint against Great Western and its directors (the "Ahmanson Supplemental Complaint") in the Court of Chancery of the State of Delaware. In addition to the allegations made in the Ahmanson Complaint, the Ahmanson Supplemental Complaint further alleges, among other things, that: (i) the defendants have failed to create a level playing field by discriminatorily favoring other potential bidders to the exclusion of Ahmanson and by entering into its Merger Agreement with Washington Mutual; (ii) the defendants have actively and unlawfully sought to thwart its stockholders from exercising certain of their rights for the purpose of entrenchment; (iii) the defendants have failed to find the best value reasonably available; and (iv) the defendants have irreparably harmed Ahmanson by depriving it of the unique opportunity to acquire Great Western. Consequently, Ahmanson seeks additional declaratory and injunctive relief enjoining Great Western and the individual defendants from, among other things, discriminating against Ahmanson, delaying Great Western's annual meeting of stockholders, or taking steps to consummate the Washington Mutual Merger or other transactions with Washington Mutual.

     On March 14, 1997, a complaint (an "Additional Complaint") was filed against Great Western and its directors in the Court of Chancery of the State of Delaware by Marcel Ullman and Joseph Sonnenberg. The Additional Complaint was brought on behalf of the plaintiffs, individually, and as a purported class action on behalf of all stockholders of Great Western. The Additional Complaint alleges, among other things, that the defendants are violating their fiduciary duties owed to the stockholders of Great Western by failing to hold an open and fair auction of Great Western, failing to negotiate the acquisition of Great Western with all interested parties, and failing to provide a level playing field through the use of a termination fee in the Merger Agreement and employment of a "poison pill." The plaintiffs generally seek: (i) an order declaring that the action may be maintained as a class action; (ii) an order that the defendants carry out their fiduciary duties and requiring them to respond in good faith to all bona fide potential acquirors of Great Western;
(iii) an order
preliminarily and permanently enjoining implementation of Great Western's poison pill; (iv) an order rescinding the severance agreements to be paid to the defendants and the termination fee to be made to Washington Mutual; and (v) the costs and disbursements of the action and such other and further relief as may be just and proper. Great Western and its directors deny the operative allegations of the Additional Complaint; however, an answer has not yet been filed.



     On March 18, 1997, Fred T. Isquith, Harry Lewis, Bernard Bildstein, Charles Uttenreither, and Emil Schachter filed an Amended Class Action Complaint against Great Western and its directors in the Court of Chancery of the State of Delaware (the "Amended Class Action Complaint"). The Amended Class Action Complaint alleges, among other things, that: (i) the individual defendants are violating their fiduciary duties owed to plaintiffs and other members of the class with respect to the Ahmanson Merger Proposal; (ii) the individual defendants have violated their fiduciary duties with respect to certain actions taken in connection with the proposed merger between Great Western and Washington Mutual; and (iii) the individual defendants are acting to entrench themselves by favoring Washington Mutual at the expense and to the detriment of the public stockholders of Great Western. The plaintiffs seek judgments: (i) declaring that the action is a proper class action and certifying plaintiffs as class representatives; (ii) ordering the individual defendants to announce their intention with respect to certain matters relating to, among other things, the maximization of stockholders value and the employment of the Rights Plan; (iii) enjoining any transaction between Great Western and Washington Mutual which does not maximize stockholder value; (iv) declaring the approval of the termination fee to be paid to Washington Mutual in the event that the Merger Agreement is terminated to be a breach of fiduciary duty and rescinding it; (v) ordering the individual defendants, jointly and severally, to account to plaintiffs and the class for all damages suffered as a result of the acts and transactions alleged in the Amended Class Action Complaint; and (vi) awarding plaintiffs the costs and disbursements of the action and granting such other and further relief as may be just and proper. Great Western and its directors deny the operative allegations of the Amended Class Action Complaint; however, an answer has not yet been filed.



     On March 21, 1997, Ahmanson filed a second Motion for Leave to File Amended and Supplemental Complaint against Great Western and its directors (the "Ahmanson Second Supplemental Complaint") in the Court of Chancery of the State of Delaware and on April 14, 1997, pursuant to a stipulation among the parties, Ahmanson filed the Ahmanson Second Supplemental Complaint. In addition to the allegations made in the Ahmanson Complaint and the Ahmanson Supplemental Complaint, the Ahmanson Second Supplemental Complaint further alleges, among other things, that: (i) Great Western is attempting to impede Ahmanson's solicitation of consents by not recognizing March 13, 1997 as the record date for Ahmanson's solicitation of consents for the New Ahmanson Proposals; and (ii) Great Western has failed to make full disclosure of matters relating to the availability of the pooling of interests method of accounting for the Washington Mutual Merger. Consequently, Ahmanson seeks additional declaratory and injunctive relief compelling Great Western and the individual defendants to, among other things, (i) recognize March 13, 1997 as the record date for Ahmanson's solicitation of consents for the New Ahmanson Proposals and (ii) disclose certain information that Ahmanson alleges relates to the availability of pooling of interests accounting for the Washington Mutual Merger.


     On April 9, 1997, Ahmanson filed a Complaint against Great Western pursuant to Section 225 of the DGCL (the "225 Complaint") in the Court of Chancery of the State of Delaware. The 225 Complaint alleges, among other things, that written consents executed by the record holders of a majority of the Common Shares outstanding on March 13, 1997 were delivered to Great Western on April 9, 1997 that were effective at the time of delivery to adopt the Annual Meeting By-law. Ahmanson seeks an order (i) declaring that the Annual Meeting By-law was duly and validly adopted on April 9, 1997; and (ii) compelling Great Western to hold its Annual Meeting on or before May 6, 1997.

     On April 11, 1997, Ahmanson filed an Amended Complaint against Great Western and, additionally, its directors (the "Amended 225 Complaint") in the Court of Chancery of the State of Delaware. In addition to the allegations made in the 225 Complaint, the Amended 225 Complaint alleges, among other things, that: (i) the Annual Meeting By-law was effective at the time the consents were delivered; and (ii) by their actions in announcing a May 9, 1997 record date and setting a meeting for election of directors for June 13, 1997, Great Western's directors violated the Annual Meeting By-law and the provision of Great Western's By-laws regarding special meetings, thereby breaching their fiduciary duties. In addition to the relief sought in the 225 Complaint, Ahmanson seeks an order enjoining Great Western from scheduling or holding any vote on any proposed transaction, including but not limited to the Washington Mutual Merger, prior to two weeks following the certification of the election of directors.

     On April 18, 1997, Ahmanson filed a Motion for Leave to File a Second Amended Complaint against Great Western and its directors (the "Second Amended 225 Complaint") in the Court of Chancery of the State of Delaware. In addition to the allegations made in the 225 Complaint and the Amended 225 Complaint, the Second Amended 225 Complaint further alleged, among other things, that the Great Western directors breached their fiduciary duties and engaged in "unlawful manipulation of the corporate machinery" by changing the date of Great Western's Annual Meeting. Consequently, Ahmanson seeks additional injunctive relief enjoining Great Western from scheduling or holding any vote on any proposed transaction, including but not limited to the Washington Mutual Merger, for a "reasonable time" following the election of directors and enjoining Great Western from failing to comply with Great Western's By-laws regarding special meetings.


     On April 25, 1997, the Court of Chancery of the State of Delaware (i) granted, in part, Great Western's and its directors' April 16, 1997 Motion to Dismiss and for a Protective Order by dismissing, insofar as it sought injunctive relief before the date of the Annual Meeting, Ahmanson's claim in the Second Amended 225 Complaint that the Great Western directors breached their fiduciary duties by manipulating the corporate machinery, and (ii) ordered limited discovery concerning the scheduling of the Annual Meeting for June 13, 1997.



     On April 28, 1997, Great Western filed a Complaint for Declaratory and Injunctive Relief against Ahmanson in the Court of Chancery of the State of Delaware and on April 29, 1997, Great Western filed an Amended Complaint for Declaratory Relief against Ahmanson (the "Amended Great Western Complaint") in the Court of Chancery of the State of Delaware. The Amended Great Western Complaint alleges, among other things, that an approximately 5.2 million share double vote occurred in connection with the Ahmanson Consent Solicitation resulting in a substantial overvote, that certain revocations and abstentions were not properly given effect and that certain Ahmanson consent cards indicating consent to one or more but not all of the proposals for which Ahmanson was soliciting consents were improperly counted as having consented to all of such proposals. Great Western seeks, among other things, an order declaring that there was an overvote entitling the independent inspectors of election to consider extrinsic evidence concerning the duplicate vote of approximately 5.2 million shares, that the revocations and abstentions at issue revoked previously given consents and that the Ahmanson consent cards as to which one or more but not all proposals were consented to constitute consent only as to the specific proposals marked. On May 1, 1997, Great Western and Ahmanson each requested that the independent inspectors retabulate the vote without giving effect to the double-counted shares and recertify the results of the Ahmanson Consent Solicitation.



     On May 1, 1997, Fred T. Isquith, Harry Lewis, Bernard Bildstein, Charles Uttenreither, and Emil Schachter filed a Motion for Leave to File Second Amended Class Action Complaint against Great Western and its directors in the Court of Chancery of the State of Delaware (the "Second Amended Class Action Complaint"). The Second Amended Class Action Complaint further alleges, among other things, that the defendants are: (i) violating their fiduciary duties by wrongfully manipulating the proxy solicitation machinery; (ii) are failing to timely call a stockholder meeting in contravention of Great Western's By-laws; and (iii) are interfering with and delaying the consideration of a slate of directors proposed by Ahmanson for election to the Board. Consequently, the plaintiffs seek additional relief including, among other things: (i) an order that the Board refrain from taking any action which impedes or interferes with the voting rights of Great Western stockholders; and (ii) an order that the Board schedule a stockholder meeting to elect directors on May 6, 1997 or as soon thereafter as practicable. The parties have agreed to initiate discovery on a limited basis.



     On May 6, 1997, Great Western and the individual defendants filed their Answer and Affirmative Defenses to the Ahmanson Second Supplemental Complaint. In the Answer, the defendants denied all of the material allegations raised by the Ahmanson Second Supplemental Complaint and asserted affirmative defenses, including that: (i) the Ahmanson Second Supplemental Complaint fails to state a claim on which relief can be granted; (ii) Ahmanson is acting in its own self interest at the expense of Great Western and its stockholders and thus comes to the Court with unclean hands; and (iii) Ahmanson's claims are not ripe.



     On May 7, 1997, Great Western and the individual defendants filed their Answer and Affirmative Defenses to the Ahmanson Second Amended 225 Complaint. In the Answer, the defendants denied all of the material allegations raised by the Ahmanson Second Amended 225 Complaint and asserted affirmative defenses, including that: (i) the Ahmanson Second Amended 225 Complaint fails to state a claim on which relief can be granted; (ii) Ahmanson is acting in its own self interest at the expense of Great Western and its stockholders and thus comes to the Court with unclean hands; and (iii) Ahmanson's claims are not ripe.



     Great Western and its directors intend to vigorously defend the claims in the Ahmanson Complaint, the Ahmanson Supplemental Complaint, the Complaints and the Additional Complaint, the Amended Class Action Complaint, the Ahmanson Second Supplemental Complaint, the 225 Complaint, the Amended 225 Complaint, the Second Amended 225 Complaint and the Second Amended Class Action Complaint.


                            INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP was selected as the Company's independent accountants for 1996 and for the current year, having served in that capacity since 1964.

     It is expected that a representative of Price Waterhouse LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     If the Washington Mutual Merger is consummated, the Company will not hold a 1998 annual meeting of stockholders. In the event a 1998 annual meeting of stockholders is held, stockholder proposals, if any, which may be considered for inclusion in the Company's proxy materials for such meeting must be received by the Company at its headquarters office not later than November 21, 1997 and must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's proxy materials for that meeting.

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     The Company's By-laws presently provide that stockholder nominations of directors may be made at, and other business may be brought before, an annual meeting by stockholders only in compliance with certain advance notice and informational requirements and any other applicable requirements. The By-laws currently provide that the annual meeting of stockholders of the Company shall be held on the fourth Tuesday in April each year or on such other date as the Board may designate. If the Annual Meeting By-law is adopted, this requirement would be amended to provide that the annual meeting of stockholders of the Company shall be held on the fourth Tuesday of April of each year, or within fourteen (14) days thereof. In order to be timely, a stockholder's notice of director nominations or of business to be brought before the annual meeting must be delivered to or mailed and received by the Secretary of the Company at 9200 Oakdale Avenue, Chatsworth, California 91311 not less than 60 or more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is not within the 30 days before or after such anniversary date, notice by the stockholder, to be timely, must be delivered to or received by the Secretary of the Company at the above address not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting is mailed to stockholders or public disclosure of the date of the meeting is made, whichever first occurs.

     A stockholder's notice of director nominations or of business to be brought before the annual meeting also must contain certain information required by the By-laws of the Company. Copies of the Company's By-laws are available upon request to the Secretary of the Company at the above address.

     The present requirements described above do not supersede the requirements or conditions established by the SEC for stockholder proposals to be included in the Company's proxy materials for a meeting of stockholders.

                                 OTHER MATTERS

     The Board of Directors has no present intention to present to the Annual Meeting any matters other than those described above and matters incident to the conduct of the meeting. If any other business comes before the Annual Meeting or any postponement, adjournment or rescheduling thereof (including but not limited to matters of which the Board is currently unaware) for which specific authority has not been solicited from the stockholders, then to the extent permitted by law, including the rules of the SEC, the proxy grants to the persons named therein the discretionary authority to vote thereon in accordance with their best judgment.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 WILL BE PROVIDED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST ADDRESSED TO GEORGESON & COMPANY INC., WALL STREET PLAZA, NEW YORK, NEW YORK 10005; CALL TOLL FREE: (800) 223-2064; BANKS & BROKERS CALL
COLLECT: (212) 440-9800.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED THEREFOR.

                                          J. LANCE ERIKSON,
                                          Secretary


Dated: May   , 1997

            If you have any questions, please call our solicitor:
                       [GEORGESON & COMPANY INC. LOGO]
                         CALL TOLL FREE: 800-223-2064
                 Banks and Brokers call collect: 212-440-9800

                                                                      SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF GREAT WESTERN AND CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES OF
        GREAT WESTERN AND THE DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN
            EMPLOYEES AND OTHER REPRESENTATIVES OF WASHINGTON MUTUAL
                          WHO MAY ALSO SOLICIT PROXIES

     The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the directors and executive officers of Great Western and certain employees and other representatives of Great Western, and the directors, executive officers and certain employees and other representatives of Washington Mutual who may also solicit proxies from stockholders of Great Western.

                      GREAT WESTERN FINANCIAL CORPORATION

     Unless otherwise indicated, the principal occupation refers to such person's position with Great Western and the business address is Great Western Financial Corporation, 9200 Oakdale Avenue, Chatsworth, California 91311.

                                   DIRECTORS

          NAME                       BUSINESS ADDRESS                  PRINCIPAL OCCUPATION
-------------------------   -----------------------------------    -----------------------------
James F. Montgomery......                                          Chairman and former Chief
                                                                   Executive Officer

John F. Maher............                                          President and Chief Executive
                                                                   Officer

Dr. David Alexander......   807 North College Avenue               President Emeritus and
                            Claremont, CA 91711                    Trustees' Professor, Pomona
                                                                   College

H. Frederick Christie....   Post Office Box 144                    Consultant
                            548 Paseo Del Mar
                            Palos Verdes Estates, CA 90274

Stephen E. Frank.........   Southern California Edison Company     President and Chief Operating
                            Post Office Box 800                    Officer, Edison
                            Rosemead, CA 91770                     International, a public
                                                                   utility company

John V. Giovenco.........   175 Phillip Road                       Consultant and former
                            Woodside, CA 94062                     President and director of
                                                                   Hilton Hotels Corporation

Firmin A. Gryp...........   Great Western Bank                     Retired, former Executive
                            425 Main Street                        Vice President
                            Salinas, CA 93901

Enrique Hernandez, Jr....   Inter-Con Security Systems, Inc.       President, Inter-Con Security
                            900 South Garfield Avenue              Systems, Inc.
                            Alhambra, CA 91801-4441

Charles D. Miller........   Avery Dennison Corporation             Chairman and Chief Executive
                            150 North Orange Grove Blvd.           Officer, Avery Dennison
                            Pasedena, CA 91103                     Corporation

Dr. Alberta E. Siegel....   1850 Sand Hill Road, #49               Retired, former Professor of
                            Palo Alto, CA 94304                    Psychology, Stanford
                                                                   University School of Medicine

          NAME                       BUSINESS ADDRESS                  PRINCIPAL OCCUPATION
-------------------------   -----------------------------------    -----------------------------
Willis B. Wood, Jr.......   Pacific Enterprises                    Chairman and Chief Executive
                            Post Office Box 60043                  Officer, Pacific Enterprises,
                            Los Angeles, CA 90060-0043             the holding company of
                                                                   Southern California Gas
                                                                   Company

                               EXECUTIVE OFFICERS

NAME                        BUSINESS ADDRESS                       PRINCIPAL OCCUPATION
-------------------------   -----------------------------------    -----------------------------
J. Lance Erikson.........                                          Executive Vice President,
                                                                   Secretary and General Counsel

Carl F. Geuther..........                                          Vice Chairman and Chief
                                                                   Financial Officer

Michael M. Pappas........   Great Western Consumer                 Vice Chairman and President,
                            Finance Group                          Consumer Finance Division
                            8900 Grand Oak Circle
                            Tampa, FL 33637-1050

A. William Schenck III...                                          Vice Chairman

Ray W. Sims..............                                          Executive Vice President

Jaynie M. Studenmund.....                                          Executive Vice President

                                   MANAGEMENT

                                       OWNERSHIP OF
                                      GREAT WESTERN
          NAME                         COMMON STOCK                    PRINCIPAL OCCUPATION
-------------------------   ----------------------------------     -----------------------------
Ian D. Campbell..........                 23,792                   Senior Vice President

Charles Coleman..........                      0                   Vice President, Great Western
                                                                   Bank

Allen D. Meadows.........                 20,850                   Senior Vice President, Great
                                                                   Western Bank

John A. Trotter..........                 27,016                   First Vice President, Great
                                                                   Western Bank

                        REPRESENTATIVES OF GREAT WESTERN


Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
          John Mahoney...........................................   Vice President
          Todd Owens.............................................   Associate
          Andrea Vittorelli......................................   Associate

Goldman, Sachs & Co.
333 South Grand Avenue
Los Angeles, California 90071
          Joe Wender.............................................   Managing Director
          Andy Gordon............................................   Vice President

Merrill Lynch & Co.
250 Vesey Street
World Financial Center
North Tower -- 25th Floor
New York, New York 10281
          Herb Lurie.............................................   Managing Director
          Louis S. Wolfe.........................................   Managing Director
          Paul Wetzel............................................   Managing Director
          John Esposito..........................................   Vice President
          Kavita Gupta...........................................   Associate

Merrill Lynch & Co.
10900 Wilshire Boulevard, Suite 900
Los Angeles, California 90024
          Frank V. McMahon.......................................   Director
          Christopher Del-Moral Niles............................   Associate

                            WASHINGTON MUTUAL, INC.

     Unless otherwise indicated, the principal occupation refers to such person's position with Washington Mutual and the business address is Washington Mutual, Inc., 1201 Third Avenue, Suite 1501, Seattle, Washington 98101. None of the directors, executive officers, or other employees of Washington Mutual who may solicit proxies own any Common Shares. The Washington Mutual participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

                                   DIRECTORS


          NAME                       BUSINESS ADDRESS                  PRINCIPAL OCCUPATION
-------------------------   -----------------------------------    -----------------------------
Douglas P. Beighle.......   7755 E. Marginal Way                   Senior Vice President, The
                            Seattle, WA 98104                      Boeing Company

David Bonderman..........   201 Main Street                        A principal and general
                            Suite 2420                             partner of TPG, L.P., an
                            Fort Worth, Texas 76102                investment entity

J. Taylor Crandall.......   2460 Sand Hill Road                    Chief Financial Officer and
                            Suite 300                              Vice President, Keystone,
                            Menlo Park, CA 94025                   Inc.

Roger H. Eigsti..........   SAFECO Plaza T22                       Chairman and Chief Executive
                            4333 Brooklyn Avenue NE,               Officer, SAFECO Corporation
                            22nd Floor
                            Seattle, WA 98185

John W. Ellis............   411-108th Avenue, NE                   Chairman and Chief Executive
                            OBC-15                                 Officer, Baseball Club of
                            Bellevue, WA 98009                     Seattle, Inc.

Daniel J. Evans..........   1111 Third Avenue                      Chairman of Daniel J. Evans
                            Suite 3400                             Associates, an environmental
                            Seattle, WA 98101                      consulting firm

Anne V. Farrell..........   425 Pike Street                        President and Chief Executive
                            Suite 510                              Officer, The Seattle
                            Seattle, WA 98101                      Foundation

William P. Gerberding....   Box 351380                             Retired, former President of
                            Seattle, WA 98195-1380                 the University of Washington

Kerry K. Killinger.......                                          Chairman, President and Chief
                                                                   Executive Officer

Samuel B. McKinney.......   1634-19th Avenue                       Senior Pastor, Mount Zion
                            Seattle, WA 98122                      Baptist Church

Michael K. Murphy........   E 5111 Broadway                        Chairman, President and Chief
                            Spokane, WA 99212                      Executive Officer, CPM
                                                                   Development Corporation

William G. Reed, Jr......   1201 Third Avenue                      Chairman, Simpson Investment
                            49th Floor                             Company
                            Seattle, WA 98101-3009

James H. Stever..........   1600 Seventh Avenue                    Retired, former Executive
                            Room 1801                              Vice President -- Public
                            Seattle, WA 98191                      Policy, US West, Inc.

                               EXECUTIVE OFFICERS

NAME                        PRINCIPAL OCCUPATION
-------------------------   -----------------------------------------------------------------
Craig S. Davis...........   Executive Vice President
Steven P. Freimuth.......   Executive Vice President
Lee D. Lannoye...........   Executive Vice President
William A. Longbrake.....   Executive Vice President
                              and Chief Financial Officer
Deanna W. Oppenheimer....   Executive Vice President
Craig E. Tall............   Executive Vice President
S. Liane Wilson..........   Executive Vice President

                                   MANAGEMENT

NAME                        PRINCIPAL OCCUPATION
-------------------------   -----------------------------------------------------------------
Karen Christensen........   Senior Vice President
JoAnn DeGrande...........   Vice President
William W. Ehrlich.......   Vice President
James B. Fitzgerald......   Senior Vice President
Marc R. Kittner..........   Senior Vice President
Douglas G. Wisdorf.......   Deputy Chief Financial Officer
                            Senior Vice President and Controller

                      REPRESENTATIVES OF WASHINGTON MUTUAL

Lehman Brothers Inc.
Three World Financial Center
New York, New York 10285
          Steven B. Wolitzer...........................................  Managing Director
          Sanjiv Sobti.................................................  Senior Vice President
          Craig P. Sweeney.............................................  Associate

Lehman Brothers Inc.
601 South Figueroa Street, Suite 4425
Los Angeles, California 90017
          Philip R. Erlanger...........................................  Managing Director
          David J. Kim.................................................  Vice President
          Daniel A. Trznadel...........................................  Associate

     Except as disclosed in this Proxy Statement, none of the directors or executive officers of Great Western or the employees or other representatives of Great Western named in Schedule A, or Washington Mutual, the directors or executive officers of Washington Mutual or the employees or other representatives of Washington Mutual named in Schedule A, owns any securities of Great Western or any subsidiary of Great Western, beneficially or of record, has purchased or sold any such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to such securities. Except as disclosed in this Proxy Statement, to the best knowledge of the directors or executive officers of Great Western and the employees and other representatives of Great Western named in Schedule A, or Washington Mutual, the directors or executive officers of Washington Mutual or the employees or other representatives of Washington Mutual named in Schedule A, none of their associates beneficially owns, directly or indirectly, any securities of Great Western.

     Except as disclosed in this Proxy Statement, none of the directors or executive officers of Great Western or the employees or other representatives of Great Western named in Schedule A, or Washington Mutual, the directors or executive officers of Washington Mutual or the employees or other representatives of Washington Mutual named in Schedule A, or, to their best knowledge, their associates has any arrangement or understanding with any person
(1) with respect to any future employment by Great Western or its affiliates or
(2) with respect to future transactions to which Great Western or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred since January 1, 1996 or any currently proposed transaction, or series of similar transactions, in which Great Western or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

                                                                      SCHEDULE B

                  STOCK TRANSACTIONS WITHIN THE PAST TWO YEARS

     The following table sets forth all purchases and sales of Great Western's equity securities by the participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.

                                                             NUMBER OF
                                                              SHARES
                                                            OF CAPITAL
                                                               STOCK
                                                             PURCHASED
                         NAME                                (OR SOLD)             DATE
------------------------------------------------------     -------------         --------
James F. Montgomery...................................      (10,000)  (1)         4/05/95
                                                             43,500   (4)         5/23/95
                                                            (17,700)  (4)         5/23/95
                                                            (25,800)  (4)         5/23/95
                                                             (6,500)              5/23/95
                                                             (2,300)  (3)        12/15/95
                                                            (25,000)              1/19/96
                                                            (36,079)  (7)         1/23/96
                                                            (51,421)              1/26/96
                                                            (10,000)  (1)         5/14/96
                                                            113,500   (4)        10/18/96
                                                           (113,500)             10/18/96
                                                            (21,875)  (7)        12/09/96
                                                             (3,100)  (3)        12/16/96
                                                            (50,000)              1/24/97
                                                             60,900   (2)         2/14/97
                                                            (60,900)              2/14/97
John F. Maher.........................................      (41,854)  (7)         1/23/96
                                                             62,500   (2)         5/21/96
                                                            (50,671)              5/22/96
                                                            (21,875)  (7)        12/09/96
                                                              6,155   (4)         2/14/97
                                                             (6,155)              2/14/97
Dr. David Alexander...................................            0                   N/A
H. Frederick Christie.................................            0                   N/A
Stephen E. Frank......................................            0                   N/A
John V. Giovenco......................................            0                   N/A
Firmin A. Gryp........................................            0                   N/A
Enrique Hernandez, Jr.................................            0                   N/A
Charles D. Miller.....................................        2,500   (2)        12/13/96
                                                                460               2/18/97
Dr. Alberta E. Siegel.................................            0                   N/A
Willis B. Wood, Jr....................................            0                   N/A

                                                             NUMBER OF
                                                              SHARES
                                                            OF CAPITAL
                                                               STOCK
                                                             PURCHASED
                         NAME                                (OR SOLD)             DATE
------------------------------------------------------     -------------         --------
J. Lance Erikson......................................          250        (2)   11/06/95
                                                               (250)             11/06/95
                                                               (187)             11/29/95
                                                             (7,578)       (7)    1/23/96
                                                             25,000        (2)    7/31/96
                                                             (4,000)              7/31/96
                                                            (19,135)              8/01/96
                                                             (3,750)       (7)   12/09/96
                                                                  3.581    (5)    2/28/96
                                                                  3.1752   (5)    9/31/95
                                                               (187)       (5)   11/29/95
                                                                  2.7653   (5)   11/30/95
                                                               (101.9615)  (5)    2/28/95
                                                                  7.162    (5)    2/28/95
                                                                  6.176    (5)    5/31/95
                                                                  6.3504   (5)    8/31/96
                                                                  5.506    (5)   11/30/96
                                                                553.212    (5)    1/01/96
Carl F. Geuther.......................................      (14,995)       (7)    1/23/96
                                                             35,000        (2)    3/07/96
                                                            (32,000)              3/07/96
                                                             (7,500)       (7)   12/09/96
                                                              6,155        (4)    2/14/97
                                                             (6,155)              2/14/97
Michael M. Pappas.....................................       25,000        (4)    9/13/95
                                                            (25,000)              9/13/95
                                                            (11,204)       (7)    1/23/96
                                                             12,500        (4)    8/19/96
                                                            (12,500)              8/19/96
                                                             37,500        (2)   12/06/96
                                                            (18,750)             12/06/96
                                                             (5,521)       (7)   12/09/96
A. William Schenck III................................       21,544               7/31/95
                                                             (5,326)       (7)    2/01/96
                                                              5,000               2/28/96
                                                             (2,692)       (7)   12/09/96
Ray W. Sims...........................................            0                   N/A
Jaynie M. Studenmund..................................        6,000               7/24/96
                                                              4,600               2/07/97
Ian D. Campbell.......................................       (6,250)       (4)    8/02/95
                                                             (3,067)       (7)    12/9/96
                                                             (1,500)       (7)    1/23/97
                                                               (750)              1/23/97
                                                             (1,466)              2/08/96
Charles Coleman.......................................            0                   N/A

                                                             NUMBER OF
                                                              SHARES
                                                            OF CAPITAL
                                                               STOCK
                                                             PURCHASED
                         NAME                                (OR SOLD)             DATE
------------------------------------------------------     -------------         --------
Allen D. Meadows......................................       (2,500)       (4)    8/31/95
                                                             (4,000)       (4)    8/31/95
                                                             (2,500)       (4)    8/02/96
                                                            (13,500)       (4)    2/14/97
John A. Trotter.......................................       (2,000)       (4)    5/05/95
                                                             (4,000)       (4)   10/25/96
                                                              3,214        (6)    1/03/97

---------------
(1) Disposition pursuant to a divorce decree.

(2) Acquisition pursuant to the exercise of stock options.

(3) Disposition pursuant to a bona fide gift.

(4) Cashless exercise of stock options.

(5) Transactions of Mr. Erikson's children.

(6) The securities were purchased through a 401(k) - plan.

(7) Shares withheld for tax purposes in connection with the vesting of restricted stock.

                      GREAT WESTERN FINANCIAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     OF GREAT WESTERN FINANCIAL CORPORATION

    The undersigned, a holder of shares ("Common Shares") of common stock, par value $1.00 per share, of Great Western Financial Corporation ("Great Western"), acting with respect to all Common Shares held by the undersigned, hereby appoints John F. Maher and James F. Montgomery, and each of them, as proxies of the undersigned, with full power of substitution, to represent and to vote such Common Shares, with like effect as if the undersigned were personally present and voting at the Annual Meeting of Stockholders of Great Western to be held on June 13, 1997, and at any adjournments, postponements, or reschedulings thereof.

    THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. UNLESS OTHERWISE DIRECTED, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS IDENTIFIED IN PROPOSAL 1 AND "AGAINST" EACH OF PROPOSALS 2 THROUGH 7.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS.

1. ELECTION OF DIRECTORS (Terms of Office Expire in 2000)

      [ ] For all Nominees listed below   [ ] WITHHOLD AUTHORITY to vote for all
          Nominees
       (except as indicated to the contrary)

Nominees: Bradford M. Freeman, Firmin A. Gryp, James F. Montgomery and Alberta
E. Siegel.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write his or her name on the line below.

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" EACH OF PROPOSALS 2 THROUGH 7. The complete text of each of Proposals 2 through 7 is set forth in Great Western's Proxy Statement.

2. A By-law amendment proposed by H. F. Ahmanson & Company ("Ahmanson") relating to the calling of special meetings of stockholders.

      [ ] AGAINST                    [ ] FOR                   [ ] ABSTAIN

                                                       (continued on other side)

3. A By-law amendment proposed by Ahmanson relating to the filling of vacancies on the Board of Directors.

      [ ] AGAINST                    [ ] FOR                   [ ] ABSTAIN

4. A By-law amendment proposed by Ahmanson relating to the membership of any executive or comparable committee of the Board of Directors.

      [ ] AGAINST                    [ ] FOR                   [ ] ABSTAIN

5. A By-law amendment proposed by Ahmanson relating to a requirement that certain information be included in notices of meetings of the Board of Directors.

      [ ] AGAINST                    [ ] FOR                   [ ] ABSTAIN

6. A By-law amendment proposed by Ahmanson relating to the subsequent amendment of any By-law amendments adopted at the Annual Meeting.

      [ ] AGAINST                    [ ] FOR                   [ ] ABSTAIN


7. A non-binding advisory stockholder resolution relating to the sale of uninsured investment products by Great Western's bank.


      [ ] AGAINST                    [ ] FOR                   [ ] ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS OR RESCHEDULINGS THEREOF.

                                           Please sign your name below exactly
                                           as it appears hereon. When signing as
                                           attorney, executor, administrator,
                                           trustee or guardian, please give full
                                           title as such. If a corporation,
                                           please sign in full corporate name by
                                           president or other authorized
                                           officer. If a partnership, please
                                           sign in partnership name by
                                           authorized person.

                                           Date: _________________________, 1997

                                           Signature:___________________________

                                           Title:_______________________________

                                           Signature (if held jointly):_________

                                           Title:_______________________________

             PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.